    As filed with the Securities and Exchange Commission on July __, 1998

                                                        Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        FIRST NATIONAL BANCSHARES, INC..
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



         FLORIDA                             6710                   Applied For

(State or Other Jurisdiction       (Primary Standard Industrial     (IRS Employer
of Incorporation or Organization)  Classification Code Number)    Identification No.)



                            5817 MANATEE AVENUE WEST
                           BRADENTON, FLORIDA  34209
                                 (941) 794-6969

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)


         MR. GLEN W. FAUSSET              COPIES OF COMMUNICATIONS TO:
         SECRETARY/TREASURER              THOMAS C. BLANK, ESQ.
         FIRST NATIONAL BANCSHARES, INC.  WERNER & BLANK CO., L.P.A.
         5817 MANATEE AVENUE WEST         7205 W. CENTRAL AVE.
         BRADENTON, FLORIDA  434209       TOLEDO, OHIO  43617
         (941) 794-6969                   (419) 841-8051
         (941) 795-4772 - FAX             (419) 841-8380 - FAX


(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:






                        CALCULATION OF REGISTRATION FEE


                                    Proposed Maximum  Proposed Maximum
Class of Securities   Amount to       Offering Price  Aggregate Offering       Amount of
 to be Registered    be Registered     Per Share(1)        Price(1)       Registration Fee(1)
-------------------  -------------  ----------------  ------------------  -------------------
Common Stock,
$0.10 par value      1,429,430       $8.0202            $11,464,347          $3,474.04



(1) The registration fee has been computed pursuant to Rule 457(f)(2) and (3) based on the aggregate book value of all the outstanding shares of Common Stock, $5.00 par value, of First National Bank of Manatee as of June 30, 1998, or $11,464,347 in the aggregate. The proposed maximum offering price per share is determined by dividing the proposed maximum aggregate offering price by the number of shares to be registered.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         FIRST NATIONAL BANK OF MANATEE
                            5817 Manatee Avenue West
                           Bradenton, Florida  34209

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD

                             ________________, 1998

TO THE SHAREHOLDERS OF FIRST NATIONAL BANK OF MANATEE:

     You are hereby notified that a special meeting of the shareholders of First National Bank of Manatee (the "Bank") will be held on ______________, 1998 at _______ . m. (local time), at _______________________ Bradenton,
Florida  34209, for the purpose of considering and acting upon the following:

1. To consider and vote upon the formation of a holding company by the adoption of a Consolidation Agreement (the "Agreement") which provides for the consolidation of Bradenton Interim Bank, N.A. a subsidiary of First National Bancshares, Inc., an Florida corporation (the "Company"), with and into the Bank under the name and charter of First National Bank of Manatee with shareholders of the Bank receiving two(2) shares of Company stock for each share of Bank stock held by them.

2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     The Board of Directors has fixed ___________, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


                                       By order of the Board of Directors



                                       Glen W. Fausset, President

     The affirmative vote of the holders of two-thirds (2/3) of the outstanding common stock of First National Bank of Manatee is required for approval of the Agreement. Directors of the Bank beneficially owned __________ shares, or _______ percent of the outstanding common stock of the Bank as of
____________________, 1998.

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR EXECUTED PROXY AT ANY TIME BEFORE IT IS EXERCISED AT THE SPECIAL MEETING OF SHAREHOLDERS BY NOTIFYING THE CHAIRMAN OF THE MEETING OR THE SECRETARY OF THE BANK AT, OR PRIOR TO THE MEETING, OF YOUR INTENTION. IF YOUR STOCK IS HELD IN MORE THAN ONE NAME, ALL PARTIES MUST SIGN THE PROXY FORM.

                           PROXY STATEMENT/PROSPECTUS
                              GENERAL INFORMATION

         OFFERING OF 1,429,430 COMMON VOTING SHARES OF FIRST NATIONAL
                               BANCSHARES, INC.

     This Proxy Statement/Prospectus and the accompanying form of proxy is furnished in connection with the solicitation, by the Board of Directors of First National Bank of Manatee, 5817 Manatee Avenue West, Bradenton, Florida 34209, (941) 794-6969, of proxies to be voted at the special meeting of shareholders of First National Bank of Manatee to be held on ______________, 1998, at _______ . m. (local time), at ________________________ , Bradenton,
Florida  34209.

     This Proxy Statement has been mailed to all holders of record of the common stock of First National Bank of Manatee as of the close of business on _______________, 1998. The cost of soliciting proxies will be borne by the Company.

     First National Bancshares, Inc., 5817 Manatee Avenue West, Bradenton, Florida 34209, (941) 794-6969, has filed a Registration Statement with the Securities and Exchange Commission concerning the securities to be issued by it in connection with a plan of reorganization described in this Proxy Statement. This Proxy Statement also constitutes a "prospectus" and has been filed with the Securities and Exchange Commission as part of the Registration Statement. Please see page 13 "Risk Factors" for a descriptions of certain risks in connection with the shares of the Company.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF STOCK OF FIRST NATIONAL BANCSHARES, INC., OFFERED HEREBY, ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY OR COMPANY. THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

                             ADDITIONAL INFORMATION

     This Prospectus and Proxy Statement constitutes part of the Registration Statement covering the shares to be offered pursuant to the consolidation transaction by the Company, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus and Proxy Statement does not contain all the information set forth in such Registration Statement and the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

     Such Registration Statement may be inspected, without charge, at the principal office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., and copies of all or part thereof may be obtained from the Securities and Exchange Commission upon payment of its prescribed fees.

     The Securities and Exchange Commission also maintains a Web Site at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.


     THE BANK'S COMMON STOCK IS REGISTERED UNDER SECTION 12G OF THE SECURITIES AND EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"), PURSUANT TO WHICH IT FILES ANNUAL AND QUARTERLY FINANCIAL REPORTS WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY. THE BANK'S FORM 10-K ANNUAL REPORT WHICH INCLUDES FINANCIAL STATEMENTS AND SCHEDULES, BY REFERENCE, IS FILED WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY IN WASHINGTON, D.C. A COPY OF THIS REPORT IS AVAILABLE TO SHAREHOLDERS UPON REQUEST TO THE SECRETARY, FIRST NATIONAL BANK OF MANATEE, 5817 MANATEE AVENUE WEST, BRADENTON, FLORIDA 34209, (941) 794-6969 THE FIRST COPY WILL BE PROVIDED WITHOUT CHARGE. NEITHER THE ANNUAL REPORT TO SHAREHOLDERS NOR THE FORM 10-K ARE TO BE TREATED AS PART OF THE PROXY SOLICITATION MATERIAL, NOR AS HAVING BEEN INCORPORATED HEREIN BY REFERENCE. ADDITIONALLY SUCH FORM 10-K ANNUAL REPORT MAY BE INSPECTED AND COPIED AT THE OFFICES OF THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, 490 L'ENFANTE PLAZA, S.W., WASHINGTON D. C., 20219.



             The date of this Proxy Statement is ___________, 1998.

                               TABLE OF CONTENTS
                              -------------------

                                                                                                       Page
                                                                                                       ----
GENERAL                                                                                                  7
REVOCATION OF PROXIES                                                                                    7
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF                                                          8
THE PROPOSED REORGANIZATION TO FORM A
ONE-BANK HOLDING COMPANY                                                                                 8
SUMMARY                                                                                                  8
 General                                                                                                 8
 Terms of the Consolidation Agreement                                                                    9
 The Exchange Ratio and Market Value                                                                     9
 Business of the Company, the Bank, and the New Bank                                                    10
 Management                                                                                             10
 Shareholders' Approval                                                                                 10
 Regulatory Approval                                                                                    11
 Dissenters' Rights                                                                                     11
 Differences Between Company Stock and Bank Stock                                                       11
 Tax Consequences                                                                                       12
 Reports                                                                                                12
 Antitakeover Measures                                                                                  12
 Risk Factors                                                                                           13
 Per Share Summary of the Bank and Pro Forma Per Share Summary
  of the Company                                                                                        14
PURPOSE OF THE MEETING                                                                                  15
THE PROPOSED REORGANIZATION                                                                             15
 Reasons for the Proposed Transaction                                                                   15
 Description of the Reorganization                                                                      15
 Conversion and Exchange of Stock                                                                       16
 Negotiation of Terms of the Agreement                                                                  16
 Affiliate Restrictions                                                                                 17
 Conditions of Consummation                                                                             17
 Other Considerations                                                                                   18
 Expenses                                                                                               18
 Federal Tax Consequences                                                                               18
 State Tax Consequences                                                                                 19
 Appraisal Rights of Dissenting Shareholders                                                            19
 Accounting Treatment                                                                                   20
MARKET PRICES OF STOCK                                                                                  21
 The Company                                                                                            21
 The Bank                                                                                               21
DIVIDENDS                                                                                               22
 The Company                                                                                            22
 The Bank                                                                                               22

CAPITALIZATION                                                                                          22
FINANCIAL STATEMENTS                                                                                    23
HISTORY AND BUSINESS OF THE COMPANY                                                                     25
 General                                                                                                25
 Competition                                                                                            25
 Employees                                                                                              25
 Property                                                                                               25
 Board of Directors                                                                                     26
 Remuneration of Directors and Officers                                                                 26
 Indemnification                                                                                        26
HISTORY AND BUSINESS OF THE BANK                                                                        27
 General                                                                                                27
 Competition                                                                                            27
 Employees                                                                                              27
 Property                                                                                               28
 Litigation                                                                                             28
 Board of Directors                                                                                     28
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS                                                       30
EXECUTIVE COMPENSATION AND OTHER INFORMATION                                                            32
 Summary of Cash and Certain Other Compensation                                                         32
 Change of Control Agreements                                                                           32
 Directors' Compensation                                                                                32
 401(k) Retirement Plan                                                                                 32
 Employee Vesting Schedule                                                                              33
 Pension Plan                                                                                           33
 Stock Option Plans                                                                                     34
CERTAIN TRANSACTIONS                                                                                    36
SUPERVISION AND REGULATION                                                                              37
 The Company                                                                                            37
 Bank                                                                                                   37
 Capital                                                                                                37
 Additional Regulation                                                                                  38
 Dividend Regulation                                                                                    38
 Government Policies and Legislation                                                                    39

DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS                                                         39
 General                                                                                                39
 Voting Rights                                                                                          40
 Right of Redemption                                                                                    40
 Liquidation Rights                                                                                     40
 Preemptive Rights                                                                                      40
 Dissenters' Rights                                                                                     40
 Cumulative Voting                                                                                      41
 Indemnification                                                                                        41
 Dividend Rights                                                                                        42
 Transfer and Assessability                                                                             42
 Antitakeover Measures                                                                                  42
ANTITAKEOVER MEASURES                                                                                   43
 Discussion of Fair Price and Supermajority Vote Provisions                                             43
 Reasons for Fair Price and Supermajority Vote Provisions                                               44
 Summary of Fair Price and Supermajority Vote Provisions                                                45
 Comparison with Current Requirements                                                                   46
 Classified Board of Directors and Supermajority Vote Required to Remove Directors                      47
 Additional Considerations                                                                              47
REPORTS                                                                                                 49
LEGAL OPINION                                                                                           50
OTHER MATTERS                                                                                           50
ADDITIONAL INFORMATION                                                                                  50

CONSOLIDATION AGREEMENT                                                                         Appendix I
DISSENTER'S STATUTE 12 U.S.C. Section 215 AND BANKING                                          Appendix II
  CIRCULAR 259
AMENDED AND RESTATED ARTICLES OF INCORPORATION
  OF THE COMPANY                                                                              Appendix III

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS IN ANY STATE TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    GENERAL

     This Proxy Statement is furnished to the shareholders of First National Bank of Manatee ("Bank") in connection with the solicitation of proxies to be used in voting at a special meeting of shareholders to be held on ______________, 1998 __________________________________, Bradenton, Florida
34209, at _______ . m. ("Meeting"). THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS (HEREINAFTER SOMETIMES REFERRED TO AS "MANAGEMENT") OF THE BANK. This Proxy Statement and the enclosed form of proxy are first sent or delivered to the Bank's shareholders on ___________, 1998.

     The Meeting has been called for the purpose of: (i) acting on a proposal to form a holding company; and (ii) considering such other matters as may properly come before the Meeting.


                             REVOCATION OF PROXIES

     The names and addresses of Management's designated Proxy Committee are:


         NAME                                            ADDRESS
         ----                                            -------

Francis I. duPont, III                           5817 Manatee Avenue West
                                                 Bradenton, Florida 34209


Glen W. Fausset                                  5817 Manatee Avenue West
                                                 Bradenton, Florida 34209

     All shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked at any time before they are exercised at the special meeting by filing a written notice with the Secretary of the Bank or by delivering to the Secretary of the Bank a subsequently dated proxy prior to the commencement of the meeting. A written notice of revocation of a proxy should be sent to the Secretary of First National Bank of Manatee, 5817 Manatee Avenue West, Bradenton, Florida 34209. A previously submitted proxy will also be revoked if a shareholder attends the Meeting and votes in person. In the event a shareholder attends the special meeting and does not wish to have his/her proxy used, he/she should notify the Secretary of the Bank prior to the start of the business meeting. Proxies solicited by the Board of Directors of the Bank will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in favor of each proposal set forth in this Proxy Statement for consideration at the Meeting.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Shareholders of record as of the close of business on ___________, 1998, are entitled to one vote for each share then held. As of July 31, 1998, the Bank had 714,715 shares of common stock authorized, issued, outstanding and entitled to vote.

     Management of the Bank is not aware of any person who owns, beneficially or of record, more than five percent (5%) of the Bank's outstanding common stock except as listed below. Management is not aware of any changes in control of the Bank which have occurred or of any arrangement which may, at a subsequent date, result in a change in control of the Bank.


                                                           PERCENT OF CLASS
NAME AND POSITION           AMOUNT BENEFICIALLY OWNED     BENEFICIALLY OWNED
-------------------        ---------------------------   --------------------
Raymond Weigel, Jr.                 63,980(1)                   8.95%
9919 Spoonbill Road
Bradenton , Florida  34209
Shareholder

(1)  Mr. Weigel owns 30,387 of these shares as joint tenants with his wife.
Mr. Weigel is the father of Raymond A. Weigel, III, currently a director of the Bank.


                     THE PROPOSED REORGANIZATION TO FORM A
                            ONE-BANK HOLDING COMPANY

                                    SUMMARY

     This summary contains a brief description of the proposed reorganization. This summary is not a complete statement of all the information contained in the Proxy Statement or the Consolidation Agreement. A thorough reading of both documents is recommended.

General
-------

     If this proposal is adopted, shareholders of the Bank would exchange their current stock in the Bank for stock of the Company on a two-for-one basis; two shares of the Company's stock will be exchanged for each one share of Bank stock. The two-for-one exchange ratio was established by the Boards of Directors of the Bank and the Company after a review of current market prices of the Bank disclosed that market price for shares of the Company after the consummation of the transaction would be in the range of $10.00-$15.00 per share. The Boards of Directors believe that such a price will make the shares affordable for a larger group of potential shareholders thus increasing the liquidity of the shares. Please see page 21 "Average Trading Price During Quarter" for the effect of such exchange ratio on the average selling price for shares of the Bank. The terms of the transaction and the method of carrying it into effect are more fully described below.

     Shareholders of First National Bank of Manatee (the "Bank") are being asked to vote on a proposal to reorganize the Bank into a one-bank holding company. This section describes the proposal for the consolidation of Manatee Interim Bank, N.A. (the "New Bank"), a new federally-chartered bank to be organized solely for the purpose of this transaction, with the Bank under the charter of the Bank. At or immediately prior to the consolidation, First National Bancshares, Inc. (the "Company") will own all of the capital stock of the New Bank. Following the consolidation of the Bank and the New Bank, the Company will own all of the outstanding shares of common stock of the Bank and the New Bank combined, and the Bank will continue to do business under the name of "First National Bank of Manatee" (the "Resulting Bank"). As of the effective date of the consolidation, the shares of New Bank will be redeemed and canceled with the effect that the capital stock of the Resulting Bank at and after the effective date of the consolidation will be equal to the capital structure of the Bank immediately prior to the effective date of the consolidation. Assuming the consolidation is approved, all shareholders of the Bank, except those shareholders who properly exercise dissenters' rights, will become shareholders of the Company.

     The Bank's Board of Directors determined by resolution that an affiliation with the Company will permit the Company and the Bank greater financial and corporate flexibility in such areas as acquisitions and debt financing as well as the possibility that the Company and the Bank may be able to offer new services, provide them access to new markets, and provide them an opportunity to participate in activities which are not permissible for the Bank to engage in directly. (See "THE PROPOSED REORGANIZATION--Reasons for the Proposed Transaction" and "SUPERVISION AND REGULATION--The Company.")

                      Terms of the Consolidation Agreement
                      ------------------------------------

     The Bank, the New Bank, and the Company have entered into a Consolidation Agreement (the "Agreement"). The Agreement provides for the consolidation of the New Bank and the Bank under the name and charter of the Bank, and for the conversion of each share of the Bank's common stock outstanding on the effective date of the consolidation into two (2) shares of common stock of the Company. A copy of the Agreement is included as Appendix I to this Proxy Statement.

                      The Exchange Ratio and Market Value
                      -----------------------------------

     Each share of the common stock of the Bank outstanding on the effective date of the proposed consolidation will be converted into two (2) shares of common stock of the Company.

     Stock of the Company has not been publicly traded as the Company is a new company and has not engaged in any business activity prior to its intended acquisition of the outstanding shares of the Bank. There is, therefore, no published information as to the market price of Company stock. Because no meaningful market can be said to exist for Company stock at this time, there can be no assurance that an established market will develop for Company stock after the consolidation. (See "MARKET PRICE OF STOCK--The Company.")

     Bank stock is traded among Bank shareholders and customers mostly in the Manatee County area. Trading, however, has not been sufficient to support an established "over-the-counter" market. (See "MARKET PRICE OF STOCK--The Bank.") There is no established market for the New Bank's stock as it is a nonoperating bank, formed solely for the purpose of this transaction, nor is there any information about its market price. (See "MARKET PRICE OF STOCK--The Bank.")

     Further, as a result of the proposed consolidation, no market will exist for the Resulting Bank's stock as the Company will be its sole shareholder.

              Business of the Company, the Bank, and the New Bank
              ---------------------------------------------------

     The Company is a business corporation formed under the laws of the State of Florida on June 15, 1998. Since its incorporation, it has not engaged in any business. Upon consummation of the reorganization, the Company will become a registered bank holding company, whose principal asset will be its shareholdings in the Resulting Bank. (See "HISTORY AND BUSINESS OF THE COMPANY.")

     The Bank is a federally-chartered bank incorporated under the banking laws of the United States. The Bank engages in the commercial banking business in the County of Manatee, Florida, and in the surrounding area. (See "HISTORY AND BUSINESS OF THE BANK.")

     The New Bank is a newly formed bank, chartered under the banking laws of the United States solely for the purpose of this transaction. Prior to the consummation of the transaction, the New Bank will not conduct any business.
At or prior to the consolidation, the Company will own all of the capital stock of the New Bank. (See "THE PROPOSED REORGANIZATION--Description of the Reorganization.")

                                   Management
                                   ----------

     Under the terms of the Agreement, the Directors and officers of the Bank, immediately prior to the effective date of the proposed consolidation, will continue to be Directors and officers of the Resulting Bank following the consolidation. It is also anticipated that, upon completion of the reorganization, the present directors of the Bank will constitute the first Board of Directors of the Company. Thereafter, the replacement for the Board of Directors of the Company whose terms have expired, will be elected by shareholders of the Company each year.

                             Shareholders' Approval
                             ----------------------

     The banking laws of the United States require that the Agreement be ratified and confirmed by the holders of at least two-thirds (2/3) of the issued and outstanding shares of common stock of the Bank. All of the Directors of the Bank have signed the Agreement and therefore have agreed to vote the shares of Bank stock owned by them, personally, in favor of the reorganization. (See "THE PROPOSED REORGANIZATION--Conditions of Consummation" and "Appraisal Rights of Dissenting Shareholders.") As of ________________, 1998, the record date, the Board of Directors and management of the Bank owned in the aggregate ___________ shares of _____% of the outstanding shares of the Bank. It is expected that all members of management also will vote their shares in favor of the transaction.

                              Regulatory Approval
                              -------------------

     The proposed transaction is subject to regulatory approval. An application to charter the New Bank and consolidate the New Bank with the Bank was filed with the Office of the Comptroller of the Currency ("OCC"). The OCC authorized the organization of Manatee Interim Bank on ____________, 1998. It is anticipated that the OCC will approve the transaction before the end of _____________, 1998. In addition, an application was filed with the Board of Governors of the Federal Reserve System ("FRS") for the acquisition of the Bank by the Company. The application was accepted for processing on ____________, 1998. Approval of the application is expected by the Federal Reserve by _____________, 1998.

                               Dissenters' Rights
                               ------------------

     Under the provisions of Section 215 of Title 12, of the United States Code, any stockholder who has voted against the Consolidation at the Annual Meeting of Stockholders, or who has given notice in writing at or prior to such meeting to the Bank that such stockholder dissents from the Consolidation, shall be entitled to receive the value of the Bank Common Stock held by such stockholder. Failure to follow the procedures enumerated in Section 215 of Title 12 of the United States Code which is Appendix II of this Proxy Statement (the Dissenters Statute), will waive the shareholder's right of appraisal.
(See "THE PROPOSED REORGANIZATION--Appraisal Rights of Dissenting
Shareholders.")

                Differences Between Company Stock and Bank Stock
                ------------------------------------------------

     Shareholders of the common stock of the Company will have rights generally comparable to those rights which they now have as shareholders of the common stock of the Bank. Shareholders of the Company will not have preemptive rights and shareholders of the Bank currently do not have preemptive rights. Preemptive rights permit a shareholder to subscribe to a sufficient number of shares so as to maintain their relative pro rata ownership upon the issuance of additional shares by a corporation, except in certain circumstances. The lack of preemptive rights will remove the ability of a shareholder to assure themselves that they will continue to own the same percentage of the outstanding shares of the Company after an issuance of additional shares by the Company. Shareholders of the Company will not have the right to vote cumulatively in the election of directors as provided by Florida law unlike the stockholders of the Bank which currently have the right to cumulate their shares in the election of directors. A shareholder voting cumulatively may cast the number of shares he owns times the number of Directors to be elected in favor of one nominee or allocate such votes among the nominees as he determines. The Articles of Incorporation and Bylaws of the Company contain certain "antitakeover" provisions as detailed herein. Further, shareholders will be affected by certain differences between Florida law governing corporations and federal law governing banks. Shareholders will also be affected by differing provisions of the Articles of Incorporation and Bylaws of the Company and the Articles of Association and Bylaws of the Bank. For a more complete discussion regarding preemptive rights and cumulative voting, see DESCRIPTION OF COMMON STOCK-COMPARATIVE RIGHTS-"Preemptive Rights" and "Cumulative Voting" and "ANTITAKEOVER MEASURES" below. There are also differences as to the availability of funds for the payment of dividends by a bank organized under federal law and a corporation organized under the laws of the State of Florida. (See "DIVIDENDS").

                                Tax Consequences
                                ----------------

     An opinion of special legal counsel, Werner & Blank Co., L.P.A., has been obtained that states, among other things, that no gains or losses will be recognized by either the Bank or the Company or their respective shareholders as a result of the consolidation, except for those shareholders who perfect their dissenters' rights and receive cash for their shares. (See "THE PROPOSED REORGANIZATION-- Federal Tax Consequences.")

     EACH BANK SHAREHOLDER SHOULD RELY UPON HIS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION.

                                    Reports
                                    -------

     The Bank currently files periodic reports with the Office of the Comptroller of the Currency ("OCC") pursuant to Section 12g of the Securities Exchange Act of 1934 (the "1934 Act") as a "reporting company." Subsequent to the consummation of the transaction, the Company as "successor" to the Bank will file similar annual and quarterly reports with the Securities and Exchange Commission ("SEC"). The Company will deliver to the shareholders of the Company an annual report containing auditedfinancial information as required under the 1934 Act. While the Company will file quarterly reports with the SEC, copies of which may be obtained from the SEC, the Company is not obligated and does not currently intend to provide copies of such quarterly reports to shareholders.

                             Antitakeover Measures
                             ---------------------

     The Company's Amended and Restated Articles of Incorporation contain a "fair price and super vote" provision. If the transaction is approved, such provisions will require the affirmative vote of the holders of Eighty percent (80%) of the shares of the Company entitled to vote to approve certain business combination transactions, unless the transaction is authorized and approved by the "Continuing Directors" as defined in the Company's Amended and Restated Articles of Incorporation. Certain other conditions must also be met which result in a "fair price" being paid to all shareholders. The Board of Directors of the Bank believes that the inclusion of this provision in the corporate structure of the Company will aid in assuring that shareholders are treated fairly in any offer for their investment in the Company. The Company has certain other provisions which are also "antitakeover" in nature such as a classified election system for the election of directors and a supermajority provision for removal of one or all of the directors.

     The Board of Directors of the Company and the Bank believe that the conversion to a holding company form of ownership is the appropriate time to implement such antitakeover provisions. The adoption of such provisions is not in response to any attempted takeover of the Bank or the Company. The Bank has not been the target of an attempted takeover in the past. The further reasons behind the adoption of the antitakeover provisions are discussed below. (See "ANTITAKEOVER MEASURES.")

     The presence of these "antitakeover" provisions may have the effect of discouraging outside offers for the shares of the Company and may also give management more control over the acceptance or rejection of these business combination transactions, than otherwise. Such provisions may have certain negative effects. One such negative effect could be protecting the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board but which may be supported by the majority of shareholders. (See "ANTITAKEOVER MEASURES.")

                                  Risk Factors
                                  ------------

     The transactions contemplated by the Agreement are principally designed to reorganize the corporate structure of the Bank in order to conduct the business of the Bank as a wholly owned subsidiary of a registered bank holding company. The transaction, if consummated, does not represent any material change in the nature of the business conducted by the Bank.

     Presented below are certain "risk factors" associated with the combined business of the Company and the Bank which may be present as a result of the Bank's reorganizing its business structure, through the consummation of the transaction contemplated by the Agreement, into a subsidiary of the Company. These risk factors represent those identified by the Board of Directors of the Bank and may not represent all of the risk factors associated with the transaction contemplated by the Agreement.


     COMPANY'S FINANCIAL CONDITION. Shareholders electing to receive Company stock for Bank stock do so without the ability of analyzing the historical financial performance of the Company. The Company is a newly formed Florida corporation and has no history of financial performance. The Company's financial condition immediately following the effective date of the consolidation contemplated by the Agreement will depend on the operation and profitability of the Bank at the time of and after the effective date of the reorganization. As the Company continues to operate in the future, additional factors may affect its profitability including, among others: (i) businesses started or acquired by the Company other than the Bank; (ii) the nature of federal or state laws and regulations applicable to the Company; and (iii) the effect of management. While the Company intends to operate the Bank in substantially the same manner that it has been operated to date, changes to the operations of the Bank and/or commencing additional businesses could have an impact upon the financial performance and condition of the Company as a whole and the return to shareholders of the Company.

     BANKING INSTITUTIONS. The financial services industry and banking in particular has undergone a complex deregulation process. Interest rate limitations on what banks may pay to depositors have been phased out; interstate banking, allowing financial institutions to cross state lines have been and will continue to be enacted nationally and in many states; and competition has increased among banks and other companies to provide traditional banking services. These changes have resulted in increased competition for a market share of the financial services industry. The Company and the Bank will continue to be affected by these changes in the future. The conduct of the Bank's business as a subsidiary of the Company may increase the ability to compete in this newly deregulated environment, but there can be no assurance that the organization of the holding company will shelter the Company and the Bank from such increased competition.


     ANTITAKEOVER PROVISIONS. The Company's Articles of Incorporation and Bylaws contain provisions intended to be "antitakeover" in nature as discussed above, including a supermajority vote provision, fair price provision, STAGGERED TERMS FOR THE BOARD OF DIRECTORS, SUPERMAJORITY REMOVAL CLAUSE FOR THE BOARD OF DIRECTORS and additional items. The presence of all of these provisions and additional provisions of Florida law may have the effect of discouraging outside offers for the shares of the Company and may also give management more control over the acceptance or rejection of business combination transactions, than otherwise. Such provisions may have certain negative effects. One such negative effect could be protecting the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board but which may be supported by the majority of shareholders. Such antitakeover provisions also may have the effect of reducing the likelihood of an acquisition of the Company by another entity and thus restraining the price of the shares of the Company. (See "DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS and "ANTITAKEOVER MEASURES.")

 Per Share Summary of the Bank and Pro Forma Per Share Summary of the Company
 ----------------------------------------------------------------------------

     Presented below is certain per share financial information of the Bank. Certain pro forma per share information is provided for the Company, assuming there are no dissenters to the transaction and each share of the Bank's common stock is exchanged for two (2) shares of the Company's common stock.



<Cation>
                                                                               PER SHARE DATA
                                                                           YEAR ENDED DECEMBER 31

First National Bank of Manatee(1)         1997            1996           1995           1994            1993
   Net Income (Loss)                     $0.81           $0.69          $ 0.72         $0.76           $1.08
   Cash Dividend Declared                 N.A.            N.A.            N.A.          N.A.            N.A.
   Book Value (at period end)           $15.63          $14.87          $14.47        $13.05          $12.84
----------------------------------------------------------------------------------------------------------------
Pro Forma First National
Bancshares, Inc.(2)
   Net Income (Loss)                     $0.41           $0.35           $0.36         $0.38           $0.54
   Cash Dividends Declared                N.A.            N.A.            N.A.          N.A.            N.A.
   Book Value (at period end)            $7.82           $7.44           $7.24         $6.53           $6.42


(1) Based on 711,200 shares outstanding and 706,538 average shares outstanding for the year-end 1997.
(2) Based on 1,422,400 shares outstanding and 1,413,076 average shares outstanding for the year-end 1997.

                             PURPOSE OF THE MEETING

     The purpose of the meeting, as set forth in the notice of the special meeting, is to vote upon a proposed reorganization by which the New Bank, a subsidiary of the Company, will consolidate with the Bank under the name and charter of the Bank. The effect of approving the reorganization would be the exchange of each share of the Bank's stock for two (2) shares of the Company's stock, and the acquisition of control of the Bank by the Company. The Bank would then continue to do business as a wholly owned subsidiary of the Company, and shareholders of the Bank would become shareholders of the Company.

     The Board of Directors of the Bank unanimously approved the Agreement and recommends that shareholders vote in favor of the Agreement. This Proxy Statement/Prospectus is being solicited by the Board of Directors of the Bank.

                          THE PROPOSED REORGANIZATION

     The Board of Directors of the Bank approved a plan of reorganization under which the business of the Bank would be conducted as a wholly owned subsidiary of Company.

                      Reasons for the Proposed Transaction
                      ------------------------------------

     A bank holding company form of organization will increase the corporate and financial flexibility of the business operated by the Bank through the combined business of the Bank and the Company, such as increased structural alternatives in the area of acquisitions, the ability to augment capital by means of the incurrence of debt and the ability of the Company to redeem its own stock, subject to, in certain instances, notice to and approval by the Board of Governors of the Federal Reserve.

     A bank holding company can engage in certain bank-related activities in which the Bank cannot presently engage; thus this reorganization would broaden the scope of services which could be offered to the public. The Company has not made any specific determination as to which of these types of activities it may engage in after consummation of the proposed transaction. Furthermore, a bank holding company is not subject to the same geographical limitations as to where it may carry on its business whereas the Bank is currently limited. (See "SUPERVISION AND REGULATION--The Company.")

                       Description of the Reorganization
                       ---------------------------------

     The Company will subscribe for and will hold all of the One Thousand (1,000) authorized shares of common stock of the New Bank, an interim bank, to be chartered under the laws of the United States, solely for the purpose of this transaction. The Bank will consolidate with the New Bank under the name and charter of the Bank, pursuant to the terms of the Agreement. (See Appendix I of this Proxy Statement.) Upon consummation of the transaction, the consolidated banks (the "Resulting Bank") will redeem and cancel the shares used to capitalize the New Bank.
     After the consolidation, the business of the Bank will be conducted by the Resulting Bank under the name "First National Bank of Manatee." All of the outstanding shares of stock of the

Resulting Bank will be owned by the Company. The Resulting Bank will have the same directors, officers, interests and properties as those of the Bank immediately prior to the consolidation. The Resulting Bank will continue to be subject to regulation and supervision by the Office of the Comptroller of the Currency, to the same extent as the Bank and, in addition, as a subsidiary of the Company, will be subject to examination and regulation bythe Board of Governors of the Federal Reserve System. (See "SUPERVISION AND REGULATION.")

                        Conversion and Exchange of Stock
                        --------------------------------

     Upon consummation of the reorganization, each outstanding share of the Bank's common stock will be converted into two (2) shares of the Company's common stock. Each holder of Bank stock certificates, which immediately prior to the reorganization represented shares of the Bank's common stock, upon surrender of such certificates for cancellation, will be entitled to receive certificates representing the number of shares of the Company's common stock into which such shares shall have been converted.

     The Company anticipates that the stock certificates representing shares of the Company's common stock will be distributed to shareholders of the Bank by approximately ____________, 1998, assuming approval of the organization of the holding company at the special meeting. However, the distribution of stock certificates to a particular shareholder will be dependent upon the date of receipt by the Company of such shareholder's Bank stock certificate for exchange and, therefore, there is no final date by which all Company stock certificates will be mailed. Shareholders of the Bank will continue to be entitled to sell or transfer their common stock in the Bank through the date of consummation of the Consolidation, which is expected to occur as of ____________, 1998. Further, sales of stock in the Company may be made after the effective date of the Consolidation but before receipt of certificates representing shares in the Company. Such sales or transfers will require presentation of the shareholder's Bank stock certificate(s).

     Until so surrendered, certificates nominally representing the Bank's common stock will be deemed, for all corporate purposes, to evidence the number of shares of the Company's common stock which the holder thereof would be entitled to receive upon surrender. AT THE DIRECTION OF THE BOARD OF DIRECTORS OF THE COMPANY, NO DIVIDENDS WILL BE PAID UPON THE CERTIFICATES NOMINALLY REPRESENTING THE BANK'S COMMON STOCK AFTER CONSUMMATION OF THE REORGANIZATION, BUT SUCH DIVIDENDS WILL BE ACCUMULATED AND PAID, WITHOUT INTEREST, AT THE TIME OF SURRENDER OF SUCH CERTIFICATES FOR CERTIFICATES REPRESENTING THE COMPANY STOCK.

                     Negotiation of Terms of the Agreement
                     -------------------------------------

     The terms of the Agreement were agreed upon by the Boards of Directors of the Bank, the New Bank and the Company. Since the management and Boards of Directors of these three (3) organizations are substantially the same, the terms of the Agreement were not a result of arms length negotiations.

                             Affiliate Restrictions
                             ----------------------

     The shares of stock to be issued upon consummation of the Agreement by the Company will be registered pursuant to the 1933 Securities Act ("Act"). However, the resale of such shares by the Directors, principal officers and principal shareholders of the Bank presently and of the Company upon consummation of the Agreement may be restricted by the Act and by the rules promulgated by the Securities and Exchange Commission if such Directors, principal officers and principal shareholders are deemed to be "affiliates" as that term is defined by the Act and appropriate SEC rules.


     Persons considered to be in control of an issuer are known as "affiliates" and may include officers, Directors and shareholders who own 10 percent or more of the outstanding stock. Shares of common stock of the Company received after the transaction by "affiliates" of the Bank or the Company will be "control stock," which can only be sold if they are registered or in a transaction exempt from registration under the Act, such as pursuant to Rules 144 and 145, or pursuant to a private placement. Rules 144 and 145 generally require that before an affiliate can sell his "control stock":

(1) There must be on file with the Securities and Exchange Commission public information filed by the issuer;

(2) The affiliate must sell his stock in a routine unsolicited broker's transaction or directly to a market maker in the stock; and

(3) During any three-month period, the amount of the securities that can be sold is limited to the greater of one percent of the outstanding stock of the company or the average weekly trading volume during the four calendar weeks preceding the receipt of an order to sell by the broker or the sale to a market maker.

     It may be advisable for those shareholders of the Bank who may be "affiliates" of the Company to confer with legal counsel of their own choosing prior to the sale of any Company stock received as a result of this transaction.

                           Conditions of Consummation
                           --------------------------

     Federal Banking Law provides that a consolidation of a bank with another bank requires the approval of a consolidation agreement by a majority of both banks' Boards of Directors and by shareholders holding two-thirds (2/3) of the outstanding common stock of each bank.

     Acquisition of the voting shares of the Bank by the Company must be approved by the Board of Governors of the Federal Reserve System. The reorganization must also be approved by the Office of the Comptroller of the Currency.

     The obligation of the Bank and the Company to consummate the reorganization is conditioned further upon the following: (i) the absence of any action, suit, proceeding or claim, made or threatened, related to the proposed consolidation, or any other reason which makes consummation of the consolidation inadvisable in the opinion of the Board of Directors of the Bank or the New Bank; (ii) receipt of a favorable opinion of counsel with respect to the tax consequences of the consolidation (see "THE PROPOSED REORGANIZATION--Federal Tax Consequences"); (iii) the receipt of all necessary regulatory approvals and the expiration of all required waiting periods; and (iv) the performance of all covenants and agreements. The Boards of Directors of the Bank, the New Bank and the Company may, in their discretion, terminate the Agreement before or after approval by the shareholders of the Bank if they deem such termination advisable.

                              Other Considerations
                              --------------------

     The Company is a business corporation formed under the general corporation laws of the State of Florida. As a general "for profit" corporation, the Company will have greater flexibility in certain corporate procedures than the Bank (which is subject to Banking Laws of the United States and is regulated by the Office of the Comptroller of the Currency) including, but not limited to, the ability to incur debt for leveraged growth, redeem its own common stock to create greater flexibility for trading of such common stock, and operate related financially oriented businesses.

     Upon consummation of the reorganization, the Company will become a registered bank holding company and will become subject to the Federal Bank Holding Company Act of 1956, as amended. As a bank holding company under federal law, the Company will be permitted to carry on a wider range of business activities than the Bank presently can under state and federal law. (See "SUPERVISION AND REGULATION.")

                                    Expenses
                                    --------

     Expenses to be incurred in implementing the reorganization are estimated at $60,000, of which approximately $30,000 can be attributed to legal fees paid in connection with the transaction. The remaining amount of expenses can be attributed to application fees, printing costs and other miscellaneous expenses. The Company has paid the costs associated with the transaction and borrowed the funds to do so from an unaffiliated third party bank, the repayment of which loan has been personally guaranteed by certain persons, each of whom is a Director of the Company and the Bank. In the event the transaction is approved and consummates, the Bank will pay a special dividend to the Company which will be used by the Company to retire the debt incurred to pay such expenses.

                            Federal Tax Consequences
                            ------------------------

     An opinion of special legal counsel, Werner & Blank Co., L.P.A., has been obtained to the following effect: (i) the transaction will qualify as a reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(A) and (a)(2)(E); (ii) no gain or loss will be recognized for federal income tax purposes by shareholders of the Bank upon conversion of the common stock of the Bank into common stock of the Company, except for those shareholders of the Bank who dissent from the plan of reorganization and perfect their appraisal rights (see "THE PROPOSED REORGANIZATION--Appraisal Rights of Dissenting Shareholders"); (iii) the tax basis of the common stock of the Company received by the shareholders of the Bank will be the same as the tax basis of the common stock of the Bank surrendered by the shareholders; and (iv) the holding period of the common stock of the Company received by shareholders of the Bank will include the holding period of the common stock of the Bank surrendered by shareholders, provided that the stock of the Bank is held as a capital asset by shareholders on the date of consummation of the consolidation. Shareholders who dissent from the transaction and receive cash in exchange for their Bank shares will recognize taxable gain or loss on the exchange of the shares in an amount equal to the difference between their basis in the shares held by them and the amount of cash received for such shares.

     Gain or loss for federal and other income tax purposes may be recognized upon the receipt of cash by dissenting shareholders, if any. THE TAX TREATMENT OF SUCH GAIN OR LOSS MAY VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH DISSENTING SHAREHOLDER.

                             State Tax Consequences
                             ----------------------

     Depending upon the state of residence of a Bank shareholder, the transaction may be subject to certain state law provisions relating to capital gains tax.

     Shares of the common stock of the Bank may in some jurisdictions have certain advantages not available to shares of common stock of the Company, such as exemption from personal property taxes, exemption from taxation on dividend income, and qualification as a legal investment for various categories of investors. For shareholders who are residents of the State of Florida, there are no material differences in the state tax treatment of gains, losses and distributions from the Bank or the Company nor are there any other significant differences as to the tax treatment of shares of the Bank or the Company.

     SHAREHOLDERS ARE URGED TO REVIEW THEIR TAX STATUS UNDER ANY STATE OR LOCAL TAX LAWS WITH THEIR OWN TAX ADVISORS.

                  Appraisal Rights of Dissenting Stockholders
                  -------------------------------------------

     Pursuant to the provisions of Section 215 of Title 12 of the United States Code, the Consolidation Agreement provides that any stockholder of the Bank who has voted against the Consolidation Agreement at the Special Meeting of Bank's stockholders, or who has given notice in writing at or prior to such meeting to the presiding officer that such stockholder dissents from the Consolidation, shall be entitled to receive the value of the Bank Common Stock so held by such stockholder. The relevant portions of Section 215 of Title 12 of the United States Code are hereto attached as Appendix II. A failure to vote against the Consolidation Agreement or to give such notice in writing at or prior to the meeting will be deemed a waiver of a stockholder's right of appraisal. Any stockholder of the Bank who votes against the Consolidation Agreement at the Special Meeting of the Bank's stockholders, or who gives a notice in writing at or prior to such meeting to the presiding officer that such stockholder dissents, will be notified in writing of the date of consummation of the Consolidation.

     In order to receive the value of the Bank Common Stock held, a stockholder must make a written request for payment to the continuing bank at any time before thirty days after the date of consummation of the Consolidation, accompanied by the surrender of such stockholder's stock certificates. This written request for payment should be sent to: First National Bank of Manatee, 5817 Manatee Avenue West, Bradenton, Florida 34209, Attention: Secretary.

     The value of the shares of any dissenting stockholder will be ascertained, as of the effective date of the Consolidation, by an appraisal made by a committee of three persons comprised of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash (by reason of such request for appraisal); (2) one selected by the directors of the continuing bank; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern.

     If the value so fixed shall not be satisfactory to any dissenting stockholder who has requested payment, that stockholder may, within five days after being notified of the appraised value of such shares, appeal to the Office of the Comptroller of the Currency ("OCC"), which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the dissenting stockholder. If within ninety days from the date of consummation of the Consolidation, for any reason one or more of the appraisers is not selected as above provided, or if the appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the continuing bank. The value of the shares ascertained shall be promptly paid to the dissenting stockholders by the continuing bank. In performing the appraisal or reappraisal, the OCC selects an appropriate valuation method, or combination of methods, after reviewing the facts of each case to establish a reasonable estimate of the value of the shares. The OCC may review the market value of the shares being appraised, the investment value of the shares based upon earnings of the bank and similarly situated banks, and the adjusted book value of the shares. A combination of methods may be used with the OCC applying varying weights to the different methods. SEE APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS FOR A MORE DETAILED DESCRIPTION OF THE VALUATION METHODS USED BY THE OCC TO ESTIMATE THE VALUE OF A BANK'S SHARES WHEN THE BANK IS INVOLVED IN A TRANSACTION SUCH AS THE CONSOLIDATION.

     The foregoing summary of Section 215 does not purport to be complete and is qualified in its entirety by reference to Section 215. The failure of a stockholder to follow the procedures set forth in Section 215 will terminate such stockholder's appraisal rights. As a consequence, each stockholder of the Bank who desires to exercise such rights should review Section 215 and follow its provisions.

                              Accounting Treatment

     The consolidation of Bank and New Bank will be accounted for in an method similar to a pooling of interest.

                             MARKET PRICES OF STOCK

                                  The Company
                                  -----------

     First National Bancshares, Inc. was incorporated on June 15, 1998. No shares of the Company have been publicly traded since the date of its incorporation to the present time. Therefore, no meaningful market exists at this time for the Company's stock. Bank shareholders will exchange their Bank stock for Company stock. Currently, no established "over-the-counter" market exists for Bank stock. Assuming the market for Company stock will be the same as for Bank stock, it is not anticipated that an established "over-the-counter" market will develop for Company stock.

                                    The Bank
                                    --------

     There has been only a limited over-the-counter market for the Bank's common stock. The Bank's common stock is not listed on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") or any other exchange. The Bank had approximately 516 shareholders as of June 30, 1998. The Bank is not aware of any securities dealer which is appropriate to classify as a "market maker" in shares of the Bank. The latest trade known to management was for 100 shares at a price of $26 per share on May 19, 1998. The average trading price of shares of the Bank's Common Stock of which the Bank is aware over the past three (3) years is as follows:




Quarter Ended:      Average Trading Price During       Pro Forma Effect of 2 for 1
--------------                Quarter:                  Exchange Ratio on Average
                              --------                 Trading Price During Quarter
                                                       -----------------------------
June 30, 1995                   16.25                          32.50
September 30, 1995              16.13                          32.26
December 31, 1995               16.00                          32.00
March 31, 1996                  16.00                          32.00
June 30, 1996                   16.25                          32.50
September 30, 1996               N/A                            N/A
December 31, 1996               17.00                          34.00
March 31, 1997                  17.00                          34.00
June 30, 1997                   17.00                          34.00
September 30, 1997              19.68                          39.36
December 31, 1997               20.00                          40.00
March 31, 1998                  21.20                          42.40
June 30, 1998                   24.33                          48.66

                                   DIVIDENDS

                                  The Company
                                  -----------

     Since the date of its incorporation, the Company has paid no dividends. After consummation of the reorganization, the amount and timing of future dividends will be determined by its Board of Directors and will substantially depend upon the earnings and financial condition of its principal subsidiary, the Resulting Bank. At the present time, the Company has no established dividend policy. The ability of the Company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary, the Bank. Generally, a national bank may not declare a dividend, without the approval of the OCC if the total of dividends declared by such bank in a calendar year exceeds the total of its net profits for that year combined with its retained profits of the preceding two years. The amount of dividends paid to the Company by the Bank will have a direct impact upon the Company's ability to pay dividends to its shareholders and engage in the additional activities available to a holding company.

                                    The Bank
                                    --------

The Bank last paid a cash dividend to shareholders in 1990 in the amount of $0.15 per share. Since 1994, the Bank has adopted a policy of regularly paying a 5% stock dividend, as opposed to cash dividends, in each year. The Bank's Board of Directors most recently declared a 5% stock dividend to shareholders of record as of July 31, 1998 payable on August 31, 1998. The Company anticipates continuing to pay such stock dividends in the future and has no current plans to pay cash dividends to its shareholders.

     The amount and timing of future dividends will be determined by the Board of Directors of the Bank, and will depend upon the Bank's earnings and financial condition, as well as upon federal economic policies and other relevant factors. (See "SUPERVISION AND REGULATION.")

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Bank as of June 30, 1998 and the pro forma capitalization of the Company as of June 30, 1998, assuming that the reorganization had been consummated at such date, that no shareholder of the Bank had exercised dissenters' rights, and that the Company had redeemed and canceled the shares of New Bank issued to the Company in connection with its formation at the price paid therefore.


                                 Bank        New Bank    Adjustments         Company
                               (Actual)      (Actual)    (Pro Forma)    (Pro Forma)(2)(3)
                            --------------  ----------  --------------  -----------------
Shareholders' Equity
 Common                      3,573,575      100,000(1)    (100,000)(1)         3,573,575
 Surplus                     4,154,358       20,000(1)     (20,000)(1)         4,154,358
 Undivided Profits           3,779,291            0     (3,779,291)                    0
 Undistributed Profits of
  Subsidiary                                      0      3,779,291             3,779,291
 Unrealized loss on
  Investments Securities       (42,877)(4)                                       (42,877)
                            ----------      -------       --------            ----------
Total Shareholders Equity   11,464,347      120,000       (120,000)           11,464,347

-------------------------------------------------------------------------------
(1) Represents the capitalization of the New Bank in accordance with federal banking law which requires minimum capitalization of $120,000, which capital will be immediately withdrawn through a redemption of such stock by the Bank. The capital of the Resulting Bank and the Company therefore will be equal to the capital of the Bank immediately before the transaction and will not be affected by the temporary capitalization of the New Bank.

(2) Reflects that the capital stock of the Bank is the sole investment of the Company upon the consummation of the transaction.

(3) Does not reflect the effect of the incurrence of debt by the Company to pay organizational costs estimated at $60,000. The Company has a line of credit which entitles the Company to borrow up to $200,000 from an unaffiliated bank for the purpose of paying expenses relating to the transaction contemplated by the Agreement. Upon consummation of the transaction, the Resulting Bank will pay a dividend to the Company which will be used to retire this debt.

(4) Represents unrealized loss on Investment securities classified as "Available for Sale" under Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" which became effective January 1, 1994.


                              FINANCIAL STATEMENTS

     The Bank's audited Balance Sheets as of December 31, 1997, and 1996, the related audited Statements of Income, Statements of Changes in Shareholders' Equity, and Statements of Cash Flows for each of the three years ended December 31, 1997, are included in the Bank's Annual Report, which was sent to each shareholder in connection with the annual meeting of shareholders held May 7, 1998. Financial statements of the Bank are not included herein as they are not deemed material to the exercise of prudent judgment by shareholders with respect to the matters to be acted upon at the Special Meeting. If any shareholder so desires, he may obtain an additional copy of such financial statements upon written request to Glen W. Fausset, President, First National Bank of Manatee, 5817 Manatee Avenue West, Bradenton, Florida 34209.

     Provided below is a five-year summary of selected financial data of the Bank.

           SELECTED FINANCIAL DATA OF FIRST NATIONAL BANK OF MANATEE
                   AS OF OR FOR THE PERIOD ENDED DECEMBER 31,
                         (000'S EXCEPT PER SHARE DATA)


STATEMENTS OF OPERATIONS DATA:          1997      1996     1995     1994     1993
------------------------------          ----      ----     ----     ----     ----
 TOTAL INTEREST INCOME               $  9,277  $  7,139  $ 6,254  $ 5,221  $ 5,006
 TOTAL INTEREST EXPENSE              $  4,904  $  3,686  $ 3,091  $ 2,272  $ 2,241
                                     --------  --------  -------  -------  -------
 NET INTEREST INCOME                 $  4,373  $  3,453  $ 3,163  $ 2,949  $ 2,765

 PROVISION FOR LOAN LOSSES           $    255  $     83  $   167  $    53  $   157
                                          ---        --      ---       --      ---
 NET INTEREST INCOME (NET
 PROVISION)                          $  4,118  $  3,370  $ 2,996  $ 2,896  $ 2,608
 NONINTEREST INCOME                  $    711  $    541  $   450  $   209  $   668
 NONINTEREST EXPENSE (NET)           $  3,986  $  3,249  $ 2,826  $ 2,465  $ 2,366
 SECURITIES GAIN & (LOSS)            $      3  $      7  $     4  $     1  $     0
 PENSION PLAN CURTAILMENT GAIN       $      0  $      0  $     0  $     0  $     0
 TAX                                 $    269  $    188  $   141  $   138  $   203
 ACCOUNTING CHANGE                   $      0  $      0  $     0  $     0  $     0
                                            -         -        -        -        -
 NET INCOME                          $    574  $    473  $   478  $   502  $   707

PER SHARE DATA (1):
-------------------
 NET INCOME                          $   0.81  $   0.69  $  0.72  $  0.76  $  1.08
 BOOK VALUE                          $  15.63  $  14.87  $ 14.47  $ 13.05  $ 12.84
 CASH DIVIDENDS                          N.A.      N.A.     N.A.     N.A.     N.A.

BALANCE SHEET DATA:
-------------------
 TOTAL ASSETS                        $140,988  $111,974  $94,650  $80,892  $80,033
 TOTAL DEPOSITS                      $121,188  $ 96,978  $79,800  $68,716  $69,709
 TOTAL NET LOANS                     $ 82,814  $ 58,912  $50,372  $40,567  $40,960
 ALLOWANCE FOR LOAN LOSSES           $    915  $    653  $   562  $   474  $   431
 SHAREHOLDER'S EQUITY                $ 11,117  $ 10,321  $ 9,694  $ 8,602  $ 8,466

(1) PER SHARE INFORMATION ADJUSTED TO ACCOUNT FOR 5% STOCK DIVIDEND IN EACH YEAR FROM 1994 THROUGH 1997.

                      HISTORY AND BUSINESS OF THE COMPANY

                                    General
                                    -------

     The Company was incorporated under the laws of the State of Florida on June 15, 1998, at the direction of management of the Bank, for the purpose of becoming a bank holding company by acquiring all of the outstanding shares of the Bank. Immediately prior to consummation of the reorganization, the Company will own all of the stock of the New Bank except for shares held by directors as qualifying shares. Thereafter, the New Bank will consolidate with the Bank. Shareholders of the Bank will become shareholders of the Company (subject to their dissenters' rights; see "THE PROPOSED REORGANIZATION--Appraisal Rights of Dissenting Shareholders") and the Company will become the sole shareholder of the Resulting Bank. The Resulting Bank will carry on the business of the Bank and the New Bank under the name "First National Bank of Manatee," without interruption. The principal office of the Company is located at 5817 Manatee Avenue West, Bradenton, Florida 34209. A copy of the Company's Articles of Incorporation is attached as Appendix III.

                                  Competition
                                  -----------

     As the Company is a bank holding company in formation and currently controls no banking subsidiaries, it is not engaged in competition with any other bank or corporation. However, upon consummation of the reorganization, the Bank will become a wholly owned subsidiary of the Company, and the Company's competition will primarily be the same as that of the Bank. (See "HISTORY AND BUSINESS OF THE BANK--Competition.")

                                   Employees
                                   ---------

     The Company has no employees other than its officers, each of whom is also an employee and officer of the Bank and who serve in their capacity as officers of the Company without additional compensation. Upon consummation of the reorganization, the Company, whose sole business function will be to hold one hundred percent (100%) of the Bank's stock, does not anticipate any immediate change in the number of or status of its employee officers. The status of the Bank's current employees is not expected to be affected by the reorganization.

                                    Property
                                    --------

     The Company is not currently engaged in any business activity and currently owns no property. Upon consummation of the reorganization, the Company will conduct its business from the Bank's offices. It is anticipated that the Company will continue to operate its business from the offices of the Bank immediately following the consummation of the acquisition of the Bank by the Company. Because initially following the consummation of the transaction the Company will not conduct any business other than its ownership of the Bank's stock, the Company will not compensate the Bank for the use of office space in the Bank's main office facility.

                               Board of Directors
                               ------------------

     The present Directors of the Company are the same individuals who are presently Directors of the Bank. (For information regarding the present Directors of the Company, See "HISTORY AND BUSINESS OF THE BANK-Board of Directors.") Directors of the Bank are elected annually. Directors of the Company are elected to staggered three-year terms. Upon consummation of the reorganization, the Directors of the Company will own the same percentage of Company stock, as they currently own of Bank stock, assuming there are no dissenters to the transaction who elect to receive the value of their shares in cash.

                     Remuneration of Directors and Officers
                     --------------------------------------

     The Company has paid no remuneration, direct or otherwise, to its officers and/or directors since its incorporation. Furthermore, it is not anticipated that the Company's officers and Directors will initially be paid any additional compensation by the Company other than that currently paid to them by the Bank.

                                Indemnification
                                ---------------

     Article IX of the Company's Amended and Restated Articles of Incorporation provides as follows:

                                   ARTICLE IX
                                INDEMNIFICATION
                                ---------------

     In addition to any and all rights and duties under applicable law, the Corporation shall indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys' fees, incurred in connection with any actions taken or failed to be taken by said directors, officers, employees and agents in their capacity as such to the fullest extent possible under law.

     The Bylaws of the Company further expand the provisions of indemnification for directors, officers, employees and agents.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933, AND IS THEREFORE UNENFORCEABLE.

     Additionally, the provisions regarding indemnification may not be applicable under certain federal banking laws and regulations. For a complete description of the provisions regarding indemnification provided by the Company see "DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS, Indemnification" of this Proxy Statement.

     The Company's provisions regarding indemnification are for the personal benefit of the directors, officers, employees and agents of the Company.

     The reorganization of the Bank into a subsidiary of the Company is not expected to have any effect, positive or negative, on the Bank nor the Company's ability to obtain officers and directors indemnification insurance nor the rates at which such insurance is available.


                        HISTORY AND BUSINESS OF THE BANK

                                    General
                                    -------

     The Bank opened for business on July 18, 1986 and has been headquartered at 5817 Manatee Avenue West, Bradenton, Florida since its organization after operating in a temporary trailer for a brief period.

     The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, safe deposit facilities, personal loans, real estate mortgage loans, installment loans, IRAs and night depository facilities. The Bank also operates a trust department. The Bank is located in Bradenton, Florida, a community approximately 50 miles from Tampa in Manatee County. The area served by the Bank includes the City of Bradenton and commuter/suburban and agricultural areas surrounding the City of Bradenton.

     The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to applicable legal limits and the Bank is supervised and regulated by the FDIC and OCC.

                                  Competition
                                  -----------

     The Bank operates in a highly competitive industry, due to the Florida and federal laws permitting statewide and national branching by banks and savings and loan associations, and credit unions. The Bank's main competition comes from other commercial banks, national or state savings and loan institutions, security dealers, mortgage bankers, financial companies and insurance companies.

     Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal manner in which these services are offered. The Bank encounters strong competition from most of the financial institutions in the Bank's extended market area.

                                   Employees
                                   ---------

     As of June 30, 1998, the Bank had 51 full-time employees and 5 part-time employees. The Bank provides a number of benefits for its full-time employees, including health and life insurance, workers' compensation, social security, paid vacations, numerous bank services and 401(k) and defined benefit retirement plans.

                                    Property
                                    --------

     The Bank operates its main office at 5817 Manatee Avenue West, Bradenton, Florida 34209 pursuant to a 20 year lease with an unaffiliated Florida General Partnership. The lease also has four (4) five year renewal options. During 1997, the total lease payments pursuant to the lease amounted to $196,500. In addition the Bank operates the following branches, listed in the order in which they were opened. All of the branches are owned by the Bank.


 COMMON NAME OF OFFICE                                ADDRESS
 ---------------------                                -------

 Island Office                            5324 Gulf Drive, Holmes Beach, FL
 State Road 64 Office                     502 48th Street, Ct. E., Bradenton, FL
 State Road 70 Office                     9000 State Road 70 East, Bradenton, FL

The Bank also has purchased additional land in the Lakewood Ranch development in Bradenton for future expansion. It is not anticipated that the Bank will open a branch on such site until at least 1999 and the Bank has not applied to the OCC for approval to open a branch as of this date.

                                   Litigation
                                   ----------

     There is no material pending litigation to which the Company, the Bank or the New Bank is a party, other than routine litigation incidental to the business of the Bank. Further, there is no material legal proceeding in which any Director, executive officer, principal shareholder, or affiliate of the Company, the Bank or the New Bank or any associate of any such Director, executive officer, or principal shareholder is a party and has a material interest adverse to the Company, the Bank or the New Bank. None of the routine litigation in which the Bank is involved is expected to have a material adverse impact upon the financial position or results of operations of the Company, the Bank or the New Bank.

                               Board of Directors
                               ------------------

     The Bank's Board of Directors is presently composed of 10 members, each of whom stand for election each year.

     The following table sets forth for each of the directors, name, age (as of June 30, 1998), principal occupation(s) during the past five years, the year they first became a director, and the number of shares of the Bank beneficially owned by such person.

                                       SHARES OF
                                       BANK STOCK
                                      BENEFICIALLY         PERCENT OF
                                       OWNED AS OF           TOTAL           DIRECTOR         PRINCIPAL
        NAME                 AGE         6/30/98          OUTSTANDING          SINCE          OCCUPATION

Beverly Beall                53           3,949                0.5%                         Customer Service
                                                                                            Manager of Beall's,
                                                                                            Inc.

Robert G. Blalock            59          18,731(1)            2.62%                         Senior Law Partner,
                                                                                            Blalock, Landers,
                                                                                            Walters and Vogler,
                                                                                            P.A.

Allen J. Butler              52          18,849(2)            2.64%                         President, H.
                                                                                            Butler Footwear,
                                                                                            Inc.

Rosemary C. Carlson          50             200               0.03%                         VP and General
                                                                                            Manager of Time
                                                                                            Warner
                                                                                            Communications

Francis I. duPont, III       53          36,433(3)            4.93%                         Chairman of the
                                                                                            Board and CEO of
                                                                                            the Bank

Glen W. Fausset              49          17,730                2.4%                         President, COO and
                                                                                            Secretary of the
                                                                                            Bank

Stephen J. Korcheck,         65             242(4)            0.03%                         Retired President of
Ph.D.                                                                                       Manatee Community
                                                                                            College

William J. Thompson          66          10,330(5)             1.4%                         Orthodontist

Raymond A. Weigel, III       53           5,956(6)             0.8%                         President of CLB
                                                                                            Consulting, Inc.

Dan C. Zoller                59           1,769                0.2%                         President of
                                                                                            Zoller, Najjar,
                                                                                            Shroyer, Inc.
----------------------------------------------------------------------------------------------------------

(1) Includes 3,470 shares which Mr. Blalock owns as joint tenant with his wife, 5,304 shares held in trusts of which Mr. Blalock is either sole trustee or co-trustee. His wife owns 607 shares solely in her name which are included but in which Mr. Blalock disclaims any interest. An additional 9,350 of such shares are owned by Mr. Blaloch in "street name."
(2)     Mr. Butler owns these shares as joint tenant with his wife.
(3) Mr. duPont's shares include 18,232 shares of common stock which may be acquired immediately or within 60 days upon exercise of certain stock options. His wife owns 2,661 shares solely in her name which are included but in which Mr. duPont disclaims any interest.
(4)     Dr. Korcheck owns these shares as joint tenant with his wife.
(5) Dr. Thompson owns 7,900 shares as joint tenant with his wife. His wife owns 2,430 shares solely in her name which are included but in which Dr. Thompson disclaims any interest.
(6) Includes 3,442 owned individually by Mr. Weigel and 1,996 owned as custodian for his daughter. His wife owns 518 shares solely in her name which are included but in which Mr. Weigel disclaims any interest.

     The following is a list of executive officers of the Bank other than Francis I. duPont, III and Glen W. Fausset, who are listed above, together with share ownership information:


                                                  NO. OF SHARES
                                              BENEFICIALLY OWNED IN
    OFFICERS                 TITLE             BANK AS OF 6/30/98    % OWNERSHIP
-----------------  -------------------------  ---------------------  -----------
Maryellen Brennan  Sr. V.P. Branch                   2,408              0.34%
                   Administration

Thomas Hodgson     Sr. V.P. Loans                    1,997              0.28%

Robert Matejcek    Sr. V.P. and Cashier                929              0.13%

Steve Mills        Sr. V.P. Trust                       -0-               -0-

Paul Welsh         Sr. V.P. Marketing                   -0-               -0-

As of ___________, 1998, The Board of Directors and executive officers of the Bank owned in the aggregate 119,523 shares or 16.1% of the outstanding shares of the Bank.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Bank's Board of Directors held twelve (12) regular meetings in 1997. During the year that ended December 31, 1997, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board plus the total number of meetings of all the committees of the Board on which he or she served.

     In 1997 the bank had eight standing committees: The Executive Committee; Loan Review, Audit & Compliance Committee; Loan Committee; Nomination Committee; Planning Committee; CRA Committee; Compensation and Benefits Committee; and Trust Committee.

     The Executive Committee was comprised of Messrs. Blalock, Butler, duPont, Fausset and Thompson. The committee met twelve (12) times in 1997. The principal function of the Executive Committee is to act on behalf of and to exercise all of the powers of the Board of Directors when the Board is not in session, except those powers specifically reserved to the Board under the Bank's Bylaws or applicable law.

     The Loan Review, Audit & Compliance Committee is comprised of Ms. Beall and Messrs. Butler and Zoller, none of whom are officers of the Bank. The committee met four (4) times during 1997. The principal functions of this committee are to:

     1. Recommend to the Board the engagement of the Bank's independent auditors.

     2. Review the scope of the annual audit prior to publication.

     3.   Review the results of the audit with the independent auditors.

     4. Determine that no restrictions are placed by management on the scope or implementation of the independent auditors' examination of the Bank.

     5. Report the results of such examination in writing to the Board at a regular meeting.

     6. Review the adequacy of the system of internal accounting controls.

     7.   Review internal audit reports.

     8.   Review internal loan review reports.

     The Loan Committee, which is comprised of Ms. Beall, and Messrs. Blalock, Butler, duPont, Fausset and Zoller, met twenty (20) times during 1997. The principal functions of the Loan Committee are to:

     1.   Examine and approve loans and discounts.

     2.   Buy and sell bills of exchange.

     3.   Discount and purchase bills, notes, and other evidences of debt.

     The Nominating Committee is comprised of the entire Board of Directors of the Bank. The full Board of Directors acted on nominations in 1997 but held no meetings for this special purpose outside of the regular board meetings.

     The Planning Committee, comprised of Mrs. Carlson, and Messrs. Blalock, Butler, duPont, Fausset, Korcheck, and Weigel, met once in 1997. The principal function of the Planning committee is to develop a strategic plan for the Bank.

     The Community Reinvestment Act Committee (CRA), comprised of Mrs. Carlson and Messrs. duPont, Fausset, Korcheck and Weigel, and officers and employees of the bank, met three (3) times in 1997. The principal function of this committee is to monitor the Bank's compliance with the Community Reinvestment Act.

     The Compensation and Benefits Committee met three (3) times in 1997. It is comprised of Ms. Beall and Messrs. Korcheck, Thompson and Zoller. The principal function of this committee is to review the compensation and benefits package of the Bank to ensure the hiring and retention of qualified officers and employees for the Bank. The committee also reviews the performance of the Executive Officers of the Bank annually and makes salary recommendations to the Board.

     The Trust Committee, is comprised of Mrs. Carlson and Messrs. Korcheck, Thompson, and Weigel. It met six (6) times in 1997. The principal function of this committee is to monitor the trust activities of the trust department of the Bank.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                 Summary of Cash and Certain Other Compensation
                 ----------------------------------------------

     The following table provides certain summary information concerning compensation paid or accrued by the Corporation and/or its subsidiaries, to or on behalf of the Bank's Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, for the fiscal years ended December 31, 1997, 1996 and 1995, and to all executive officers as a group during 1997:

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION



Name and Principal                                  Other Annual                                       All Other
    Position          Year  Salary ($)  Bonus ($)  Compensation(1)    Awards   SARs   LTIP Payouts   Compensation
                                                          ($)           ($)     ($)       ($)          on  ($)
Francis I. duPont,    1997   129,448     10,000           7,621
III, Chairman of      1996   123,284      5,000           6,857          0       0        0               0
the Board & CEO       1995   119,000      5,000           7,295          0       0        0               0

Glen W. Fausset,      1997    97,026      5,000           7,636
President & COO       1996    97,026      2,500           5,872          0       0        0               0
                      1995    97,026        0             5,912          0       0        0               0

--------------------------------------------------------------------------------
(1) Includes value of bank car allocated to personal use and bank paid premiums on life, medical, dental, and disability insurances.

                          Change of Control Agreements
                          ----------------------------

     In 1997, the Board of Directors of the Bank entered into agreements with Messrs. duPont and Fausset providing for compensation to them in the event of a change of the controlling interest of the Bank or dismissal without cause. The agreements provide for the payment of up to three times base compensation upon a change of control of the Bank or dismissal without cause.

                            Directors' Compensation
                            -----------------------

     Directors who are not also employees receive $750.00 for each board meeting attended (including one paid absence). In addition, such Directors are paid $225.00 for the first of each committee meeting attended and $50.00 for each subsequent committee meeting attending during the month. There is no intent by the Company or the Bank to materially change the compensation received by the Directors as a result of the formation of the holding company.

                             401(k) Retirement Plan
                             ----------------------

     The Bank has a 401(k) Retirement Plan (the "401K Plan") which covers substantially all of its employees. The 401K Plan was originally adopted effective January 1, 1995. The purpose of the 401K Plan is to allow the employees of the Bank the opportunity to provide for their retirement through a tax deferred program to which the Bank also may contribute. An employee may participate in the 401K Plan after having worked for the Bank for one year and after having reached the age of 21. The contributions to the 401K Plan are made by the employee and are limited to the lesser of 15% of the employees' income or $10,000. The Bank may, but is not required to, "match" contributions made by the employees. During 1997, the Bank contributed $0.50 for each $1.00 contributed by the employee on the first 6% of the employee's income. The Bank also has the right under the 401K Plan to make additional discretionary contributions on behalf of employees. The employees have the option of investing in various funds to met their investment objectives, including the Bank's stock. The employee is entitled to the full value of their 401K Plan at the time of retirement, death or permanent disability. An employee is entitled to receive the full "vested" portion of his or her account upon other termination from the Bank but forfeits the unvested portion.

                           Employee Vesting Schedule
                           -------------------------

Number of Years of Service                            Percentage
--------------------------                            ----------
Less than one year                                        0%
One to two years                                         33%
Two to three years                                       66%
More than three years                                   100%

     As of December 31, 1997, 25 employees were participating in the 401K Plan. During 1997, the Bank contributed $30,800 to the Plan.

                                  Pension Plan
                                  ------------

     The Bank has a qualified, contributory defined benefit retirement plan which is administered by the Bank and an advisory committee appointed by the Board of Directors. Employees of the Bank are eligible to participate in the Bank's qualified pension plan after they have completed six months of service and have attained age 21. Contributions are to be made by the Bank annually in amounts determined by the plan's actuary as necessary to fund retirement benefits under the plan.

     The plan provides for monthly retirement benefits to, or on behalf of, each covered employee or beneficiary upon death or retirement at age 65. At age 65, such retirement benefits will be equal to 56% of an employee's average earnings (defined as the average of his monthly base salary during the best paid 60 consecutive month period). Benefits under the plan begin to vest after three years of service and do not fully vest until completion of seven years of credited service. Benefits are reduced for employees who retire with less than 28 years of service.

     The following table illustrates annual benefits which would be payable to employees upon reaching the age of 65 for various levels of compensation and years of service.


COMPENSATION  10 YEARS  20 YEARS  30 YEARS  40 YEARS
----------------------------------------------------
  $10,000     $2,000    $4,000     $5,600    $5,600
----------------------------------------------------
   20,000      4,000     8,000     11,200    11,200
----------------------------------------------------
   30,000      6,000     12,000    16,800    16,800
----------------------------------------------------
   40,000      8,000     16,000    22,400    22,400
----------------------------------------------------
   50,000      10,000    20,000    28,000    28,000
----------------------------------------------------
   60,000      12,000    24,000    33,600    33,600
----------------------------------------------------

                               Stock Option Plans
                               ------------------

     On July 17, 1986, the Bank adopted an Incentive Stock Option Plan ("Option Plan"), which authorizes the Bank's Stock Option Plan Committee to grant to officers and other key employees of the Bank nontransferable options to purchase an aggregate of 75,000 shares of the Bank's Common Stock (subject to adjustment pursuant to anti-dilution provisions). This plan expired on July 17, 1996.

     At the 1995 Annual Meeting of the Shareholders of the Bank, the shareholders of the Bank voted in favor of the ratification of a replacement successor plan which will expire in 5 years from its approval (April 20, 2000). The plan authorizes the Bank's Board of Directors to grant officers and other key employees of the Bank non-transferable options to purchase an aggregate of 25,000 shares of the Bank's common stock (subject to adjustment pursuant to the anti-dilution provisions).

     The purpose of the Option Plan is to advance the interests of the Bank by providing officers and other key employees who have substantial responsibility for the direction and management of the Bank with additional incentive to promote the success of the business, to increase their proprietary interest in the success of the Bank, and to encourage them to remain in its employ. All options granted under the Option Plan are intended to qualify as "incentive stock options" pursuant to Section 422A of the Internal Revenue Code of 1986, as amended.

     The Stock Option Plan is administered by the entire Board of Directors of the Bank. The Board determines, subject to the provisions of the Option Plan, in its sole discretion, to whom options will be granted, the time at which options will be granted, the option price (as specified below) of the shares subject to each option, the time when each option will be exercisable and the duration of the exercise period, and interpretations of the Option Plan. All recipients must agree in writing to remain in the employ of the Bank for a period of at least three years from the date of grant.

     The Option Plan provides that the exercise price of the stock options will be determined by the Stock Option Plan Committee at the date of grant, but in no event will the purchase price be less than 100% of the fair market value (as defined in the Option Plan) of the Bank's Common Stock on such date.

     Each option granted under the Option Plan becomes exercisable only after one year continued employment of the optionee with the Bank immediately following the date of grant. No option may be exercised unless the optionee is,
at the time of exercise, in the employ of the   Bank and shall have been
continuously so employed since the date of grant of the option. In no event, however, will an option under the original plan be exercisable after ten years from the date of grant or, under the successor plan, after five years from the date of grant.

     The Option Plan provides that an optionee may exercise his option by surrendering case, certified bank check, or Common Stock of the Bank which the optionee owns at its then fair market value in payment of the exercise price of the option. If an optionee exercises his stock option rights (other than as a result of certain events set forth in the Option Plan), such optionee will be subject to a restrictive covenant not to compete with the Bank within Manatee County, Florida for a period of two years after such exercise of his stock option rights.

     The Option Plan provides that if a change of control of the Bank occurs, the options will be immediately exercisable by the optionee. The Option Plan also provides that no option will be exercisable more than three months after termination of the optionee's employment with the Bank unless such termination of employment occurs by reason of disability or death. In the event of the disability or death of a recipient of options while an employee of the Bank (or his death within three months after retirement), the options which were otherwise exercisable on the date of disability or death, as the case may be, will be exercisable by the optionee or the estate of the optionee or by any person who acquires such option by bequest or inheritance from the optionee at any time prior to the expiration of one year from the date of his disability or death.

     The Board of Directors of the Bank has the right to amend, suspend, or terminate the Option Plan at any time, but no such action will affect or impair the rights of a recipient under any option previously granted under the Option Plan. The original Option Plan terminates ten years from its effective date and the successor Option Plan terminates five years from its effective date, or at such earlier time as the Board of Directors of the Bank may determine, as to any shares not at the time subject to options.

     Since 1986, the Board of Directors has granted options to 6 current executive officers of the Bank to purchase 48,539 shares of Common Stock. At December 31, 1997, options to purchase 27,660 shares (including accrued stock dividends) remained outstanding. The following table shows the stock options granted to its current named executive officers.

     The Bank has also granted options to thirteen other current key employees of the Bank. Options to purchase a total of 6,072 shares of Common Stock remain outstanding. The option exercise price for each option share was 100% of the fair market value of the Common Stock on the date of the grant.

                        AGGREGATED OPTION/SAR EXERCISES
               IN FISCAL 1997 AND FISCAL YEAR END OPTION VALUES1


                                                                         Value of Unexercised
                                                       Number of             in-the-money
                        Shares Acquired   Value    Unexercised Options        Options at
         Name           on Exercise (#)  Realized    at 12/31/97(2)           12/31/97(3)
---------------------------------------------------------------------------------------------
Francis I. duPont, III         0            0             18,232                $128,389
---------------------------------------------------------------------------------------------
Glen W. Fausset             11,576        $96,798         6,077                 $ 59,040
---------------------------------------------------------------------------------------------

(1)  The bank does not have a stock appreciation rights (SAR) plan.
(2)  Includes additional shares accrued due to stock dividends.
(3) Based on a market value of $20 per share at year end, 1997 which represents the last known trade before year end.


                              CERTAIN TRANSACTIONS

     There are no existing or proposed material transactions between the Bank and any of the Bank's officers, directors, or the immediate family or associates of any of the foregoing persons, except as indicated below.

Robert G. Blalock, a director of the Bank, is a member of the law firm on Blalock, Landers, Walters and Vogler, P.A., which does the majority of the Bank's legal work relating to litigation on defaulted loans. The Bank has reviewed the fees and believes they are competitive within the market place. Fees paid by the Bank were less than 5% of the law firm's revenues.

     Mr. Ray Weigel, III, a Director of the Bank and is the son of Mr. Ray Weigel, Jr. who owns greater than 5% of the outstanding stock of the Bank.
This statement is made to comply with securities disclosures and has no bearing upon the operation of the business of the Bank.

     Some of the directors of the Bank, as well as the companies with which such directors are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of the Bank's business and the Bank expects to have such ordinary banking transactions with such persons in the future. In the opinion of management of the Bank, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectability or present other unfavorable features. During 1997, none of the Bank's directors or principal officers had outstanding indebtedness that exceeded ten percent (10%) of the Bank's equity capital accounts.

     The Bank expects to have in the future, banking transactions, in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectability or present other unfavorable features.

                           SUPERVISION AND REGULATION

     The following is a summary of certain statutes and regulations affecting the Company. This summary is qualified in its entirety by such statutes and regulations.

                                  The Company
                                  -----------

     The Company will be a registered bank holding company under the Bank Holding Company Act of 1956 (the "Banking Act") as amended, and as such will be subject to regulation by the Federal Reserve Board (FRB). A bank holding company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the FRB.

     The Banking Act requires every bank holding company to obtain the prior approval of the FRB before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent (5%) of the voting shares of such bank or bank holding company.

     In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the FRB considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as overconcentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

     Bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

                                      Bank
                                      ----

     The Bank is regulated by the Office of the Comptroller of the Currency ("OCC") as a national banking association organized under the laws of the United States. Deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") and thus the Bank is subject to certain FDIC rules and regulations. The regulatory agencies have the authority to regularly examine the Bank and the Bank is subject to the regulations promulgated by its supervisory agencies.

                                    Capital
                                    -------

     The FRB, OCC, and FDIC require banks and holding companies to maintain minimum capital ratios.

     In December 1988, the FRB approved final "risk-adjusted" capital guidelines for bank holding companies. The new guidelines became fully implemented as of December 31, 1992.

The FDIC has adopted substantially similar risk-based capital   guidelines.
These ratios involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against the Company's capital base. The rules set the minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) at 8 percent. At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of perpetual preferred stock less certain goodwill items ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, or a limited amount of loan loss reserves. At June 30, 1998, on a pro forma basis as if the transaction had been consummated on such date, the Company's consolidated risk-adjusted Tier 1 Capital and total capital, as defined by the regulatory agencies based on the fully phased in 1992 guidelines, were 13.1 percent and
14.2 percent of risk-weighted assets, respectively, well above the 4 percent and 8 percent minimum standards mandated by the regulatory agencies.

     In addition, the federal banking regulatory agencies have adopted leverage capital guidelines for banks and bank holding companies. Under these guidelines, banks and bank holding companies must maintain a minimum ratio of three percent (3%), Tier 1 Capital (as defined for purposes of the year-end 1992 risk-based capital guidelines) to total assets. However, most banking organizations are expected to maintain capital ratios well in excess of the minimum levels and generally must keep such Tier 1 ratio at or above 5 percent. As of June 30, 1998, on a pro forma basis as if the transaction had been consummated on such date, the Company's leverage ratio was 7.8 percent, well above the regulatory minimum.

     Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect the Bank and the Company, including their ability to pay dividends.

                             Additional Regulation
                             ---------------------

     The Bank is also subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of its loans and investments, regulatory approval of any consolidation or consolidation, issuance or retirement by the Bank of its own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of the Bank are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, antiredlining legislation and antitrust laws.

                              Dividend Regulation
                              -------------------

     The ability of the Company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary, the Bank. Generally, a national banking association may not declare a dividend, without the approval of the OCC if the total of dividends declared by such bank in a calendar
year exceeds the total of its net profits for that year combined with   its
retained profits of the preceding two years. In addition, national banks are subject to dividend regulation by their primary federal bank regulatory agency in connection with general supervisory authority as it relates to a bank's requirement to maintain adequate capital.

                      Government Policies and Legislation
                      -----------------------------------

     The policies of regulatory authorities, including the OCC, FRB, FDIC and the Depository Institutions Deregulation Committee, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors,
including inflation, unemployment, short-       term and long-term changes in
the international trade balance and fiscal policies of the United States government.

     The United States Congress has periodically considered and adopted legislation which has resulted in further deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of the Bank or the Company. In addition to the relaxation or elimination of geographic restrictions on banks and bank holding companies, a number of regulatory and legislative initiatives have the potential for eliminating many of the product line barriers presently separating the services offered by commercial banks from those offered by nonbanking institutions.

                DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS

                                    General
                                    -------

     The authorized common stock of the Company consists of two million five hundred thousand (2,500,000) shares of voting common stock, with $0.10 par value per share. The authorized capital stock of the Bank consists of one million (1,000,000) shares of Five Dollar ($5.00) par value per share, 714,715 of which were outstanding as of July 31, 1998. Upon the consolidation of the Bank and the New Bank becoming effective, 1,429,430 shares of the Company stock will be exchanged for all of the outstanding shares of Bank stock, subject to the exercise of dissenters' rights of appraisal.

     Assuming the consummation of the transaction contemplated by the Agreement, the Company will issue 1,429,430 shares of its $0.10 par value common stock to existing shareholders of the Bank on the basis of two (2) shares of Company common stock for each share of $5.00 par value common stock of the Bank. Assuming no dissenters to the transaction, the Company will, immediately upon the effective date of the transaction contemplated by the Agreement, have a capital structure of two million five hundred thousand (2,500,000) authorized shares of $0.10 par value common stock of which 1,429,430 shares would then be issued and outstanding.

                                 Voting Rights
                                 -------------

     Each share of common stock of the Company and the Bank entitles the holder thereof to one (1) vote on all matters including the election of directors. Under Florida General Corporation Law and the Articles of Incorporation of the Company, shareholders of the Company will not have cumulative voting rights. (See "DESCRIPTION OF COMMON STOCK COMPARATIVE RIGHTS--Cumulative Voting.") Pursuant to the Company's Bylaws, the affirmative vote of 75% of the shares represented at a duly called meeting for such purpose may remove any one or all of the directors of the Company. Pursuant to federal banking law, a majority of shares represented may remove any one or all of the directors of the Bank.
A special meeting of shareholders of the Bank may be called by shareholders of the Bank who own not less than twenty-five percent (25%) of the voting power of the Bank. A special meeting of shareholders of the Bank may be called by shareholders who own in the aggregate not less than fifty percent (50%) of the stock of the Company.

                              Right of Redemption
                              -------------------

     The Bank has limited ability to buy its outstanding shares (redeem its shares) from its shareholders. The Company is specifically empowered by its Articles of Incorporation and Florida General Corporation Law to buy its shares of outstanding common stock from its shareholders, at the mutual accord of the shareholder and Company.

                               Liquidation Rights
                               ------------------

     In the event of liquidation, holders of common stock of the Company and the Bank are entitled to similar rights as to assets distributable to shareholders on a pro rata basis.

                               Preemptive Rights
                               -----------------

     Holders of common stock of the Company will not have the preemptive right to subscribe for or to purchase any additional securities which may be issued by the Company as provided by the Florida General Corporation Law. Holders of common stock of the Bank currently do not have preemptive rights to subscribe for or to purchase additional securities issued by the Bank as provided by federal banking law and the Articles of Association of the Bank.

     Preemptive rights permit a shareholder to subscribe to a sufficient number of shares so as to maintain their relative pro rata ownership upon the issuance of additional shares by a corporation, except in certain circumstances.

                               Dissenters' Rights
                               ------------------

     Shareholders of the Corporation and the Bank have similar dissenters' rights in certain transactions pursuant to federal banking and Florida general corporate law. Under Section

607.1301 et. seq. of the Florida Business Corporation Act, and Section 215 of Title 12 of the United States Code, shareholders of the Company and the Bank may elect to dissent from a merger, consolidation or sale of substantially all of the assets of a Florida corporation and a national bank and receive the fair cash value of their shares.

                               Cumulative Voting
                               -----------------

     Each share of common stock of the Bank entitles the holder thereof to one
(1) vote on all matters except for the election of directors where shareholders are entitled to vote cumulatively. The shareholders of the Company will have a right to one vote on all matters, including the election of directors, and will not have the right to cumulate their shares in the election of Directors. A shareholder voting cumulatively may cast the number of shares he owns times the number of Directors to be elected in favor of one nominee or allocate such votes among the nominees as he determines.

                                Indemnification
                                ---------------

     The Company's Articles of Incorporation and Bylaws provide for indemnification of officers, directors, employees and agents to the fullest extent permitted by Florida law. Similarly, the Articles of Association of the Bank provide for indemnification of directors and officers of the Bank.
Florida law provides for indemnification in both derivative and nonderivative actions.

        Florida law generally provides for the payment of expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by the indemnities provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he had no reasonable cause to believe his conduct was unlawful. However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim, issue or matter as to which the prospective indemnitee is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation and then only if, and only to the extent that, a court of competent jurisdiction determines upon view of all the circumstances of the case, the prospective indemnitee is fairly and reasonable entitled to indemnity for such expenses as the court deems proper. Further, this indemnity in derivative suits is limited to expenses incurred in defending the suit, not the amount of any judgment, fine or other penalty levied against the prospective indemnitee. Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a director is pursuant to a statutory provision outlawing loans. dividends, and distribution of assets under certain circumstances.

     The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

                                Dividend Rights
                                ---------------

     Dividends may be paid on common stock of the Company as are declared by the Board of Directors out of funds legally available therefor. Dividends may not exceed the surplus of the Company, as defined by the Florida General Corporation Act, and may not be declared if the Company is insolvent or would thereby be made insolvent. (See "SUPERVISION, REGULATION AND LEGISLATION--The Company.")

     Dividends may be paid on common stock of the Bank as are declared by the Board of Directors out of funds legally available therefor. Dividends paid by the Bank on its common stock must be declared out of the net profits of the Bank.

                           Transfer and Assessability
                           --------------------------

     Transfer of common stock of the Company may not be restricted by the Company and, when issued, common stock of the Company is fully paid and nonassessable.

     The transfer of common stock of the Bank may not be restricted, except as is reasonably calculated by the Bank to simplify the work of the Bank with respect to stock transfers, voting at shareholders' meetings and related matters, and to protect it against fraudulent transfers. The common stock of the Bank is subject to assessment by the Board of Directors in order to restore capital impaired by losses or otherwise, and shares owned by public shareholders who fail to pay any assessment may be sold at public or private sale.

                             Antitakeover Measures
                             ---------------------

     A vote of the holders of at least two-thirds (2/3) of the issued and outstanding common shares of capital stock of the Bank is required to effectuate a voluntary liquidation of the Bank, reorganization of the Bank, consolidation or consolidation of the Bank with another bank, or the increase or decrease of the Bank's authorized or outstanding capital stock. A two-thirds (2/3) vote of the issued and outstanding stock is also required for such transactions of the Company, unless a higher or lower voting requirement is established in the Company's Articles of Incorporation. Pursuant to the Articles of Incorporation of the Company, a majority vote of the issued and outstanding shares is sufficient to amend the Articles of Incorporation of the Company, other than Article XIII. In accordance with Article XIII of the Articles of Incorporation of the Company a "business combination" (which includes any consolidation or consolidation; sale, lease exchange, mortgage, pledge or other disposition of greater than 10 percent of the assets of the Company; issuance or sale of any securities of the Company; adoption of a plan of liquidation by the Company) requires the approval of eighty percent (80%) of the total outstanding shares of common stock and sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock held by the Independent Shareholders (as defined in Article XIII), unless such "Business Combination" has been approved by the "Continuing Directors." In addition, amendment of Article XIII of the Company's Articles of Incorporation may also require the vote of eighty percent (80%) of the Company's outstanding shares and shares held by sixty-six and two-thirds percent (66 2/3%) of the Independent Shareholders if such amendment is not approved by the Continuing Directors as defined by Article XIII.

Because the Executive officers and Directors of the Company will own approximately _____% percent of the shares of the Company (assuming consummation of the proposed consolidation and assuming there are no dissenting shareholders to the transaction), a "Business Combination" with an Interested Shareholder may be difficult to approve without the consent of the Continuing Directors (as such term is defined by Article XIII) and Management. The Bank currently has no antitakeover provision which is substantially similar to Article XIII of the Company's Articles of Incorporation. (See "ANTITAKEOVER MEASURES.")


                             ANTITAKEOVER MEASURES

Discussion of Fair Price and Supermajority Vote Provisions
----------------------------------------------------------

     The Company's Amended and Restated Articles of Incorporation contain a "Fair Price" and "Supermajority Vote" provision. Such provision has been included in the Company's Articles of Incorporation based on the fact that certain tactics have become relatively common in corporate takeover practice, including the accumulation of a substantial block of stock as a prelude to an attempted takeover or proxy fight or the use of a partial tender offer followed by a second step consolidation or Business Combination involving less favorable considerations than were offered in the partial tender offer. The Board considers that such tactics can be highly disruptive and can result in dissimilar and unfair treatment of shareholders.

     The Fair Price and Supermajority Vote provisions are designed to encourage potential takeover bidders to negotiate at arms length with the Board of Directors. In the absence of such negotiations, the provisions are intended to achieve a measure of assurance that any multistep attempt to take over the Company is made on terms that offer similar treatment to all shareholders. Neither the proposed fair price provision nor the supermajority vote provision will impede a takeover that is approved by a majority of the directors of the Company who are unaffiliated with a 10 percent or more shareholder.

     The Board of Directors is not aware of any current efforts to obtain control of the Bank or to effect substantial accumulations of its common shares. The provisions are proposed in order to have in place appropriate safeguards to protect the shareholders in light of numerous two-step takeover attempts for public corporations and in light of developments in legislation regarding interstate banking.

     An effect of the Fair Price provision and the Supermajority Vote provision is to make more difficult the consummation of a Business Combination with a 10 percent or more shareholder in the absence of the approval of the Board of Directors of the Company. Accordingly, the provisions may discourage takeover attempts which are not supported by the Board of Directors even in transactions which may be supported by a majority of shareholders. (See "Purpose and Effect of Amendments to Articles of Incorporation Concerning Fair Price and Supermajority Vote Provisions.")

Reasons for Fair Price and Supermajority Vote Provisions
--------------------------------------------------------

     The Board of Directors of the Bank and the Company (which Boards are comprised of the same individuals and, therefore, the Agreement was not the result of any arms-length negotiation) unanimously approved the Agreement (the law requires a simple majority of the Bank's Board of Directors approve such an agreement), which Agreement provides for the exchange of Company common shares for Bank common shares. Company common shares are subject to the provisions of its Articles of Incorporation, including Article XIII, which Articles of Incorporation were adopted at the direction of and with the approval of the Bank's and Company's Boards of Directors. The so-called "Fair Price" and "Supermajority Vote" provision would be applicable in the case of certain Business Combinations with a shareholder owning ten percent (10%) or more of the voting stock of the Company. The Board of Directors determined that the provisions are desirable to assure all shareholders fair and equitable treatment in the event of certain types of "two-step" acquisition transactions.

     There have been a number of takeovers of publicly owned corporations accomplished by the purchase of a control block of stock by means of open market purchases or by means of a tender offer made directly to a target corporation's shareholders at a price above the prevailing market price, followed by a second-step consolidation or other Business Combination. The value of the consideration given for the acquired corporation's shares in the second step of such an acquisition may be, and frequently is, less than the value paid in the first step and/or the form of the consideration in the first step. The Board of Directors is concerned that the interest of all shareholders may not be adequately protected in such a two-step acquisition.

     The Bank has a large number of long-term shareholders who individually hold a small number of Bank common shares. The Board believes that sophisticated arbitrageurs and other market professionals are generally in a better position to take advantage of the more lucrative first step transaction, while long-term shareholders will often, as a practical matter, be compelled to accept the less favorable consideration payable in the second step consolidation or other Business Combination. Although the remaining shareholders subject to the second step may have available certain legal remedies in such a situation, including the right to dissent under Florida law in a consolidation and certain other Business Combinations, the enforcement of such rights or remedies by a minority shareholder may involve significant expense, delay and uncertainty.

     The potential for future use of the two-step acquisition and further expansion of interstate banking have convinced the Board of Directors of the Bank and the Company that these provisions are desirable in order to preserve for the shareholders the benefits which will accrue to the Company and its subsidiary, the Bank, including its increased ability to compete in the significantly deregulated banking industry.

Summary of Fair Price and Supermajority Vote Provisions
-------------------------------------------------------

     The following summary is qualified by reference to the full text of the Amended Articles of Incorporation (attached hereto as Appendix III). Capitalized terms used throughout this discussion of Article XIII shall have the meaning given to such terms in Article XIII of the Company's Articles of Incorporation. Article XIII contains both a "Fair Price" and "Supermajority Vote" provision.

     Under the "Fair Price" provision, no Business Combination may be effected without the approval of the Continuing Directors, unless either:

(i) Approved by holders of not less than 66 2/3 percent of the Voting Stock held by all Independent Shareholders voting together as a class; or

(ii) The minimum price and other requirements and conditions set forth in
     Article VI (D.) are complied with

     It is possible that, if the Interested Shareholder has not made a recent purchase of Corporation stock, the "Fair Price" might be a price paid by the Interested Shareholder several years ago. That price may have no relation to the present market value of the stock, particularly if the stock has declined in value during the interim period.

     As the fair price is an aggregate of the cash and Fair Market Value of property paid plus interest paid on such property from the date the Interested Shareholder became such to the date of consummation, a determination of whether the price paid satisfies the Fair Price provision may conceivably not be made until the date of consummation. Due to this uncertainty of whether the Fair Price provision has been satisfied, the actual vote required at the meeting of shareholders may not be determinable until consummation. This uncertainty may preclude an Interested Shareholder from actually determining the price required to satisfy the Fair Price provision, even if the Interested Shareholder had every intention of doing so.

     The uncertainty associated with the Fair Price provision may have the effect of encouraging an Interested Shareholder who is not assured of the eighty percent (80%) Supermajority Vote to negotiate any proposed Business Combination with the Board of Directors, and more specifically, negotiate with the Continuing Directors.

     The purpose of the foregoing conditions is to require, in the absence of the approval of the Continuing Directors or holders of at least 66 2/3 percent of all Voting Stock held by the Independent Shareholders, that the Independent Shareholders receive in a Business Combination the "minimum price" specified in
Article XIII (D.), which is the highest price per share paid by the Interested Shareholder in acquiring shares of such class or series or, if greater, in the case of preferred stock, the amount of the per share redemption price, plus interest, less cash dividends received. The form of the consideration would be the same as previously paid by the Interested Shareholder to acquire the largest number of shares of such class or series. The conditions in Article XIII (D)(3) are to deter the Interested Shareholder from self-dealing or taking advantage of its equity position in the Corporation.

     Article XIII also contains a "Supermajority Vote" provision. The vote required by the Supermajority Vote provision is in addition to any vote required by the Fair Price Provision. Under the Supermajority Vote provision, no Business Combination with an Interested Shareholder may be effected without the
approval of the Continuing Directors, unless approved   by holders of not less
than eighty percent (80%) of the outstanding Voting Stock voting together as a single class. (This 80 percent Supermajority Vote requirement includes the vote of the Interested Shareholder.)

     Any vote of Shareholders of the Corporation under Article XIII is in addition to any required vote of the holders of any class of shares of capital stock of the Corporation and is required notwithstanding that no shareholder vote or a lesser percentage shareholder vote may be required by law or other provisions of the Articles of Incorporation.

     All actions required to be taken by the Continuing Directors under Article XIII shall be taken by the vote or written consent of two-thirds (2/3) of the Continuing Directors. In the event that the number of Continuing Directors is at any time less than five (5), all power and authority of the Continuing Directors under Article XIII shall cease, including the authority to approve Business Combinations and successor Continuing Directors and filling director vacancies. The Continuing Directors are given authority under Article XIII to determine, consistent with their fiduciary obligations, such matters as whether any person is an Interested Shareholder; Fair Market Value of property, securities and other noncash considerations; and other matters.

     Provisions of Article XIII (H) restrict the manner in which the Article may be repealed, amended, supplemented or otherwise modified.

Comparison with Current Requirements
------------------------------------

     Under Florida law, the following transactions or actions generally require shareholder approval:

(i)   To effect a consolidation or consolidation;

(ii) To sell or otherwise dispose of all or substantially all the assets of the Corporation;

(iii) To dissolve the Corporation; and

(iv)  To adopt amendments to its Articles of Incorporation.


     The Shareholder vote required by Florida law to authorize any of the foregoing is a majority subject to an increase to two-thirds (2/3) of the voting power of the Bank on such proposals as noted below. It should be noted, however, that certain transactions are included within the definition of Business Combinations which would not, in absence of the proposed Fair Price and Supermajority Vote provisions, require any shareholder approval. In addition, under the Fair Price provision, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock held by the Independent Shareholders voting as a single
class is required to approve    a Business Combination with an Interested
Shareholder in the absence of the approval of the Continuing Directors or in the absence of compliance with the minimum price and other conditions and requirements of the Fair Price provision.

     The Board of Directors has determined that encouraging a prospective purchaser to negotiate directly with the Board and Management will be beneficial to all shareholders. The Board has determined that it and Management, in consultation with their professional advisors, are in the best position to assess the business and prospects of the Company. Accordingly, the Board is of the opinion that negotiations between the Company and a potential acquiror will increase the likelihood that shareholders will receive a higher price for their shares.

     The fair price and supermajority vote provisions may have the effect of protecting the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board and management. As a result, shareholders may not have the opportunity to sell some or all of their shares in such a takeover attempt. Tender offers for control usually involve a purchase price higher than the prevailing market price and may result in a bidding contest between competing takeover bidders. In addition, these "antitakeover" provisions could affect the price of the Company's common shares by making it less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt occurs. On the other hand, defeating undesirable tender offers can be expensive and disruptive. The fair price and supermajority vote provisions may also deter an Interested Shareholder from proceeding with a second-step business combination unless approved by the Continuing Directors, especially if the market price of the Company shares had declined from the highest price paid by the interested shareholder in acquiring shares of such class. Furthermore, unless the Continuing Directors approve a business combination, these "antitakeover" provisions would give the holder of a minority of the total outstanding shares a veto power over a business combination with an Interested Shareholder notwithstanding that the other shareholders, including the Interested Shareholder, may believe the business combination to be desirable or beneficial.

Classified Board of Directors and Supermajority Vote Required to Remove
Directors
------------------------------------------------------------------------

     The Company's Board of Directors is divided into three classes and each class will be elected for a three-year term. The classified election system for Directors provides continuity of Directors and also serves as a defense against unwanted takeovers. Shareholders desiring to change a majority of the Board would have to wait two years, in that one class of the Directors are elected annually. This may discourage potential acquirors of the Company's shares from making acquisitions of the Company's shares.

     Further the Company Bylaws require a vote of 75% to remove a director from office which is increased from the majority of shareholders typically required under Florida law.

Additional Considerations
-------------------------

     The Bank currently has no intended antitakeover provisions in its Articles of Association. The Company's Articles of Incorporation contain express antitakeover provisions as set forth above. In addition, because the Company's Articles of Incorporation do not "opt out" of the provisions, the antitakeover provisions of Sections 607.901 and 607.902 of the Florida Business Corporation Act will apply to certain attempted acquisition of the Company by an "interested shareholder" in the future in the event that the Company has at that time in excess of 300 shareholders. Currently the Bank has 516 shareholders.

Under Section 607.901, acquisition activities with "interested shareholders" (i.e. those with greater than 10% ownership interest) are subject to a supermajority/fair price provision. This provision increases to 66 2/3% of the disinterested shareholders (from a mere majority of all shareholders) the vote required to approve certain transactions with interested shareholders. These provisions, however, do not apply (i) in the event the transaction has been approved by a majority of Directors who are not affiliated with the interested shareholder; (ii) if the company has had less than 300 shareholders for each of the last 3 years; (iii) if the interested shareholder has been the beneficial owner of 80% of the company's outstanding shares for at least 5 years; (iv) if the interested shareholder is the beneficial owner of at least 90% of the outstanding shares of the company, exclusive of shares acquired from the company, unless such acquisition has been approved by disinterested directors; or (v) the amount to be paid to the shareholders is a "fair price" meaning that the highest price paid by the interested shareholder to purchase shares of the target in the last two years must be maintained for additional purchases. The intent of the latter provision is to eliminate two-tiered transactions where an acquiror pays a significant premium for control of the company then squeezes out the remaining shareholders at a much lower price.

     Section 607.902 embodies a "control share acquisition statute" which places certain procedural restrictions upon the acquisition of ranges of voting power of the Company (20% to 33 1/3%; 33 1/3% to 50%; and greater than 50%). The statute provides that the proposed buyer may give a notice to the Company before or after such an acquisition has occurred and can request that a shareholders meeting be held to consider the proposed acquisition if the acquiring person agrees to pay the company expenses in regard to the meeting. Unless the buyer agrees otherwise, the meeting is to be held within 50 days after receipt of the notice by the company. A notice to the shareholders of the company is to be sent and shall include: (i) a copy of the acquiring persons statement delivered by the proposed buyer; (ii) a statement by the board of directors of its position or recommendation or that it is making no recommendation with respect to the proposed acquisition; and (iii) a statement that the shareholders are or may be entitled to assert dissenters rights in regard to the proposed transaction. If the company's Articles of Incorporation or Bylaws contain a provision to the effect that the shares so purchased are subject to redemption by the company (which the Company's currently do not), the company may redeem such shares where no acquiring person statement was filed for a period of up to 60 days after the last such acquisition at their "fair value." The effect of this section is to make such control share acquisition more difficult to complete without the prior approval and support of the Board of Directors and shareholders of the Company.

     These sections, if they are applicable to the Company, may have the effect of further protecting the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board and management. As a result, shareholders may not have the opportunity to sell some or all of their shares in such a takeover attempt. Tender offers for control usually involve a purchase price higher than the prevailing market price and may result in a bidding contest between competing takeover bidders.
In addition, these "antitakeover"
provisions could affect the price of the Company's common shares by making it less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt occurs. On the other hand, defeating undesirable tender offers can be expensive and disruptive. These provisions may also deter an interested shareholder from proceeding with a second step business combination unless approved by the Directors, especially if the market price of the Company shares had declined from the highest price paid by the interested shareholder in acquiring shares of such class. Furthermore, unless the Directors approve a business combination, these "antitakeover" provisions would give the holder of a minority of the total outstanding shares a veto power over a business combination with an interested shareholder notwithstanding that the other stockholders, including the interested shareholder, may believe the business combination to be desirable or beneficial.

     Federal law requires prior approval by the Board of Governors of the Federal Reserve System before any company acquires control of a bank or bank holding company. In addition, pursuant to national banking law, no person or entity shall directly or indirectly, acquire a controlling interest in a bank without the prior written approval of OCC. Independent of any provision of the Company's Articles of Incorporation or Bylaws, the requirement for such regulatory approval may delay efforts to obtain control over the Company.

     The Company has 2,500,000 shares of authorized common stock of which, after consummation of the proposed reorganization, there will be 1,429,430 shares issued and outstanding. Therefore the Company will have 1,070,570 shares of its authorized common stock available for future issuance, without further action by the shareholders of the Company, by the Board of Directors for any proper corporate purpose. These shares could be issued into "friendly" hands by the Board of Directors of the Company in the event of an attempt to gain control of the Company without the approval of the incumbent members of the Board of Directors. Because the Company's excess authorized shares could be utilized in this manner they represent a potential "antitakeover" device.

     The Company's Articles of Incorporation and Bylaws currently contain no other provisions that were intended to be or could fairly be considered as antitakeover in nature or effect. The Board of Directors has no present intention to amend further the Articles of Incorporation to add any antitakeover provisions. These antitakeover provisions are not the result of Management's knowledge of any effort to obtain control of the Company by any means.


                                    REPORTS

     The Bank currently files periodic reports with the OCC pursuant to Section 12g of the Securities Exchange Act of 1934 (the "1934 Act") as a "reporting company." Subsequent to the consummation of the transaction, the Company as "successor" to the Bank will file similar annual and quarterly reports with the Securities and Exchange Commission ("SEC"). The Company will deliver to the shareholders of the Company an annual report containing audited financial information as required under the 1934 Act. While the Company will file quarterly reports with the SEC, copies of which may be obtained from the SEC, the Company is not obligated and does not currently intend to provide copies of such quarterly reports to shareholders.

                                 LEGAL OPINION

     Legal matters in connection with the issuance of common stock of the Company in the consolidation will be passed upon by special counsel in connection with the reorganization, Werner & Blank Co., L.P.A., Toledo, Ohio.


                                 OTHER MATTERS

     The management of the Bank is not aware of any other matters to be presented for consideration at the meeting or any adjournments thereof. If any other matters should properly come before the meeting, it is intended that the persons' names in the enclosed proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

                             ADDITIONAL INFORMATION

This Prospectus and Proxy Statement constitutes part of the Registration Statement covering the shares to be offered pursuant to the consolidation transaction by the Company, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus and Proxy Statement does not contain all the information set forth in such Registration Statement and the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

     Such Registration Statement may be inspected, without charge, at the principal office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., and copies of all or part thereof may be obtained from the Securities and Exchange Commission upon payment of its prescribed fees.

     The Securities and Exchange Commission also maintains a Web Site at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     THE BANK'S COMMON STOCK IS REGISTERED UNDER SECTION 12G OF THE SECURITIES AND EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"), PURSUANT TO WHICH IT FILES ANNUAL AND QUARTERLY FINANCIAL REPORTS WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY. THE BANK'S FORM 10-K ANNUAL REPORT WHICH INCLUDES FINANCIAL STATEMENTS AND SCHEDULES, BY REFERENCE, IS FILED WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY IN WASHINGTON, DC. A COPY OF THIS REPORT IS AVAILABLE TO SHAREHOLDERS UPON REQUEST TO THE SECRETARY, FIRST NATIONAL BANK OF MANATEE, 5817 MANATEE AVENUE WEST, BRADENTON, FLORIDA 34209, (941) 794-6969 THE FIRST COPY WILL BE PROVIDED WITHOUT CHARGE. NEITHER THE ANNUAL REPORT TO SHAREHOLDERS NOR THE FORM 10-K ARE TO BE TREATED AS PART OF THE PROXY SOLICITATION MATERIAL, NOR AS HAVING BEEN INCORPORATED HEREIN BY REFERENCE. ADDITIONALLY SUCH FORM 10-K ANNUAL REPORT MAY

BE INSPECTED AND COPIED AT THE OFFICES OF THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, 490 L'ENFANTE PLAZA, S.W., WASHINGTON D. C., 20219.

                                  By Order of the Board of Directors of
                                  First National Bank of Manatee



                                  Glen W. Fausset, President

                                   APPENDIX I

                            CONSOLIDATION AGREEMENT

                            CONSOLIDATION AGREEMENT


     This CONSOLIDATION AGREEMENT (hereinafter called the "Agreement") dated as of __________, 1998 between First National Bank of Manatee (hereinafter called the "Bank") and Manatee Interim Bank, N.A. (hereinafter called the "New Bank") joined in by First National Bancshares, Inc. (hereinafter called the "Corporation"), as the parent corporation of New Bank.


                                  WITNESSETH:

     WHEREAS, the Bank and the New Bank are each national banking associations duly organized under the laws of the United States, each with its principal office in Bradenton, County of Manatee, State of Florida. The Bank is a banking corporation engaged in the business of banking. The New Bank is a banking corporation which is not engaged in the business of banking and will not be engaged in the business of banking prior to the consolidation as provided herein. New Bank and Bank shall consolidate pursuant to the provisions of 12 U.S.C. Section 215 of the banking laws of the United States, under the charter of Bank and with the name "First National Bank of Manatee."

     WHEREAS, as of December 31, 1997, the capital funds of the Bank consisted of capital stock of $3,556,000, divided into 711,200 shares of common stock of a par value of $5.00 per share, surplus of $4,164,869 and undivided profits, including capital reserves and unrealized loses on "available for sale securities" of $3,396,342, for total equity capital of $11,117,211.

     WHEREAS, an application to charter New Bank has been submitted to and approved by the Office of the Comptroller of the Currency and, upon the effective date of the Consolidation, the New Bank will have capital stock of $100,000, divided into 1,000 shares of common stock of the par value of $100.00 per share and surplus of $20,000 for total capital funds of $120,000.

     WHEREAS, all of the shares of the Bank and the New Bank outstanding immediately prior to the Consolidation of New Bank and Bank (the
"Consolidation") will be owned by the Corporation immediately following the Consolidation, and such shares of the New Bank will be retired and canceled by the Corporation immediately subsequent to the Consolidation.

     WHEREAS, Corporation is a for-profit corporation duly organized under the laws of the State of Florida which has its registered office in Bradenton, County of Manatee, State of Florida. As of the date hereof, Corporation has 1,000,000 common shares with $0.10 par value authorized, one (1) organizational share of which is currently issued and outstanding, and which will be canceled in connection with the Consolidation. Corporation's Articles of Incorporation will be amended prior to consummation of the transactions specified herein to increase its total shares of common stock authorized to 2,000,000.

     WHEREAS, from and after the time the Consolidation becomes effective, and as and when required by the provisions of this Agreement, the Corporation will issue shares of its common stock as hereinafter provided.

     WHEREAS, a majority of the Board of Directors of the Bank and a majority of the Board of Directors of the New Bank, respectively, approved this Agreement and authorized its execution, and a majority of the Board of Directors of the Corporation has approved this Agreement, undertaken that the Corporation shall join in and be bound by it, and authorized the undertaking hereinafter made by the Corporation.

     NOW, THEREFORE, in consideration of the premises, covenants and conditions contained herein, the Bank and the New Bank hereby enter into this Agreement and prescribe the terms and conditions set forth herein.

1. Consolidation. The New Bank and the Bank shall be consolidated under the Charter of the Bank pursuant to the provisions of, and with the effect provided under 12 U.S.C. Section 215.

2. Name, Articles and Bylaws. Upon the Consolidation becoming effective, the name of the Bank (hereinafter called the "Consolidated Bank" whenever reference is made to it as of the time of Consolidation or thereafter) shall be "First National Bank of Manatee," its Articles of Association shall be the current Articles of Association of the Bank, and its Bylaws shall be the current Bylaws of the Bank upon the effective date of the Consolidation. The principal office of the Consolidated Bank shall be the currently existing principal office of the Bank and the Consolidated Bank shall continue to operate all legally established branches of the Bank.

3. Effect of Consolidation. Upon the Consolidation becoming effective, the corporate existence of the Bank and the New Bank shall be consolidated into and continued in the Consolidated Bank, as provided by the aforementioned federal banking laws, and the Consolidated Bank shall be deemed to be the same association as the Bank and the New Bank combined, possessing all the rights, interests, privileges, powers and franchises and being subject to all restrictions, liabilities and duties of each. All and each of the rights, interests, privileges and franchises of the Bank and New Bank and all property, real, personal and mixed, and all debts due to the Bank and New Bank on whatever account, shall be transferred to and vested in the Consolidated Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and, all property, rights, privileges, powers, franchises and interests and each and every other interest of the Bank or New Bank shall be thereafter the property of the Consolidated Bank. The Consolidated Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Bank and New Bank immediately prior to the Consolidation of the Bank and the New Bank.

4. Liabilities. Upon the Consolidation becoming effective, the Consolidated Bank shall be liable for all deposits, debts, liabilities, obligations and contracts of the Bank and of the New Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against on balance sheets, books of account, or records of the Bank or the New Bank, as the case may be, shall be those of the Consolidated Bank, and shall not be released or impaired by the Consolidation; and, all rights of creditors and other obligees and all liens on property of either the Bank or the New Bank shall be preserved unimpaired.

5. Conversion, Exchange and Consolidation of Shares. Upon the Consolidation becoming effective:

      (a) The shareholders of the Bank of record at the time the Consolidation becomes effective shall be allocated and entitled to receive shares of the common stock of the Corporation, $0.10 par value, at the rate of two (2) such shares of the Corporation for each one (1) share of the common stock of the Bank.

      (b) Each share of the common stock of the Bank shall, ipso facto and without any action on the part of the holder thereof, become and be converted into two (2) shares of the common stock of the Corporation, and outstanding certificates representing shares of the common stock of the Bank shall thereafter represent shares of the common stock of the Corporation, and such certificates may be exchanged by the holders thereof, after the Consolidation becomes effective, for the new certificates for the appropriate number of shares bearing the name of the Corporation.

      (c) The amount and number of shares of capital stock of the Bank outstanding immediately before the Consolidation becomes effective shall be increased in the amount and the number of shares of the capital stock of the New Bank outstanding immediately before the Consolidation becomes effective. Upon the effective date of the Consolidation, the capital stock of the New Bank will be retired and canceled.

      (d) Upon and by reason of the Consolidation becoming effective, stock shall be allocated as follows:

           (i) To shareholders of the Bank of record at the time the Consolidation becomes effective there shall be allocated two (2) shares of common stock of the Corporation for each one (1) share of common stock of the Bank held of record at the time of the Consolidation; and

           (ii) To the Corporation there shall be allocated the amount and the number of shares of capital stock of the Consolidated Bank of the par value of $5.00 each, which shall be equal to the amount and the number of shares of capital stock of the Bank outstanding immediately before the Consolidation.

      (e) No dividend, except if and to the extent permitted by the Board of Directors of the Corporation, payable by the Corporation as of any date subsequent to the date the Consolidation becomes effective, shall be payable to any holder of shares of the Corporation evidenced by any certificate for stock of the Bank outstanding on the effective date of the Consolidation, unless and until such outstanding certificate for Bank stock shall have been surrendered to the Corporation in exchange for a certificate or certificates evidencing shares of the common stock of the Corporation. Upon the surrender of any such Bank certificate for a new certificate or certificates evidencing shares of the common stock of the Corporation, there shall be paid to the holder of the certificate the amount of dividends payable by the Corporation as of a date subsequent to the effective date of the Consolidation and not theretofore paid on such shares of its common stock.

6. Employee Benefit Plans. Any employee benefit plan of Bank shall not be terminated upon consummation of the Consolidation, but shall continue thereafter as the plan of the Consolidated Bank. The parties hereto may enter into a succession agreement relating to such plans to reflect such continuation, to adapt such plans to the corporate structure existing from and after the Consolidation becomes effective, and to make provisions for the employees of the Corporation to participate therein, all in such manner as the Boards of Directors of the respective parties may deem necessary or desirable.

7. Directors and Officers. The Board of Directors and Officers of the Consolidated Bank, upon the Consolidation becoming effective, shall consist of all persons who are directors or officers, as the case may be, of the Bank immediately before the Consolidation becomes effective.

8. Shareholder and Regulatory Approvals. This Agreement shall be submitted to the shareholders of the Bank and the New Bank for ratification and confirmation at meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Association and Bylaws of the Bank and the New Bank. The Bank and the New Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Consolidation on the terms herein provided; including, without being limited to, the preparation and submission of an application to the Office of the Comptroller of the Currency to charter New Bank and application for approval under the provisions of Section 18(c) of the Federal Deposit Insurance Act, as amended, for prior approval to effect the Consolidation, and, incident thereto, to establish a branch or branches under Section 9 of the Federal Reserve Act (12 USC 321), and an application by the Corporation to the Federal Reserve System to acquire the Bank through the Consolidation.

9. Dissenters' Rights. A shareholder of the Bank who votes against the Consolidation at the meeting of shareholders of the Bank held for the purpose of considering the Consolidation or who gives notice in writing to the Bank at or prior to such meeting that he dissents from the Consolidation, shall be entitled to receive in cash, as provided in 12 U.S.C. Section 215, from the
Consolidated Bank if and when the Consolidation is consummated.   A copy of the
relevant portions of Section 215 of the National Banking Laws is attached hereto as Exhibit A.

10. Conditions. Effectuation of the Consolidation herein provided is conditioned upon the following:

      (a) Ratification and confirmation of this Agreement by vote of the shareholders of the Bank and the New Bank, as required by law; and

      (b) Procurement of the consent of the Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve, and all other necessary consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Consolidation.

11. Termination. If any of the following shall occur, then this Agreement may be terminated at any time before the Consolidation becomes effective, by the written notice by either the Bank or the New Bank to the other of them, authorized or approved by resolution adopted by the Board of Directors of one of them giving such notice:

      (a) The number of shares of capital stock of the Bank voted against the Consolidation, or in respect of which written notice is given purporting to dissent from the Consolidation, shall exceed five percent (5%) of the outstanding shares; or

      (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Consolidation; or

      (c) Any action, consent or approval, governmental or otherwise, which is, or in the opinion of counsel for the Bank, may be necessary to permit or enable the Consolidated Bank, upon and after the Consolidation, to conduct all or any part of the business activities of the Bank up to the time of the Consolidation, in the manner in which such activities and businesses are then conducted, shall not have been obtained; or

      (d) Rulings from the Internal Revenue Service, or any opinion of counsel in lieu thereof, satisfactory in form and substance to the Bank and counsel for the Bank with respect to tax consequences of the Consolidation and transactions referred to herein shall not have been obtained and remain in effect; or

      (e) In the event of the mutual agreement to terminate the transactions contemplated by this Agreement, rendered by a resolution electing to terminate, and adopted by the Boards of Directors of the Bank and the New Bank.

     Upon termination by written notice, as provided in this Section 11, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the Bank, the New Bank, the Corporation or the directors, officers, employees, agents or shareholders of any of them.

12. Effective Time. Subject to the terms of this Agreement and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Consolidation shall become effective at the time specified in the certificate of the Comptroller of the Currency approving the Consolidation.

13. Agreement of Directors. Each of the natural persons whose signature is appended to this Agreement as a Director of the Bank hereby covenants and agrees with each of the other natural persons whose signature is appended to this Agreement as a Director of the Bank and New Bank, and with each of the corporate parties to the Agreement, that he will vote any and all shares of the capital stock of the Bank now owned, held, or standing in his name in his individual, fiduciary, or other capacity that he may or shall be or become entitled to vote, in favor of the adoption of this Agreement in any meeting of shareholders of the Bank called for the purpose of voting on this Agreement.

14. Agreement of Affiliates. The Bank shall obtain agreements in the form set forth as Exhibit B attached hereto, executed by each person, who is identified as an "affiliate" (as such term is defined in Rule 144 under the Securities Act of 1933) of the Bank.

15.   Miscellaneous.

      (a) Any of the terms or conditions of this Agreement may be waived at any time by any party hereto, by action of its Board of Directors, evidenced by a certificate signed by its President or other duly authorized person.

      (b) To the extent permitted by law, this Agreement may be amended or supplemented at any time, whether before or after the vote of shareholders of the Bank or New Bank, by written amendment authorized by the Boards of Directors of each of the parties and executed by a majority of members of the Boards of Directors of each party.

      (c) This Agreement and the instruments referred to herein constitute the entire contract among the parties and supersede all other understandings with respect to the subject matter hereof.

      (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same Agreement, and shall become binding on the parties hereto when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      (e) Any notices or other communications required or permitted hereunder shall be sufficiently given if hand delivered or sent by registered mail or certified mail, postage prepaid, addressed, if to Corporation, Bank, or New Bank, 5817 Manatee Avenue West, Bradenton, Florida 34209, or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

      (f) This Agreement shall be governed by and construed in accordance with the laws of the United States.

      (g) The descriptive headings of the several articles, sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     IN WITNESS WHEREOF, the Bank and the New Bank have caused this Consolidation Agreement to be executed in counterpart by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.


FIRST NATIONAL BANK OF MANATEE



By:__________________________            By:__________________________
   Glen W. Fausset, President                 Robert Matejcek, Cashier


(SEAL OF BANK)



MANATEE INTERIM BANK, N.A.


By:__________________________            By:__________________________
   Glen W. Fausset, President                 Robert Matejcek, Cashier


(SEAL OF INTERIM BANK)

THE UNDERSIGNED AGREES TO THE ABOVE TERMS AND CONDITIONS:


First National Bancshares, Inc.


By:_________________________________
   Francis I. duPont, III, President


And:_________________________________
    Glen W. Fausset, Secretary


The undersigned execute this Consolidation Agreement pursuant to the provisions of Section 13.



_______________________                 _______________________
Francis I. duPont, III                  Beverly Beall


_______________________                 _______________________
Glen W. Fausset                         Rosemary Carlson


_______________________                 _______________________
Robert G. Blalock                       Stephen J. Korchek


_______________________                 _______________________
Allen J. Butler                         Ray A. Weigel, III


_______________________                 _______________________
William J. Thompson                     Dan C. Zoller

                                   EXHIBIT A

            DISSENTERS' RIGHTS {12 U.S.C. SECTION 215(B), (C), (D)}

(b) The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located: Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) If, within 90 days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                   EXHIBIT B
                                Affiliate Letter


First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, Florida  34209

Gentlemen:

I have been advised that I may be deemed an "affiliate," within the meaning of Paragraph (c) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Act"), of First National Bank of Manatee, Bradenton, Florida, a national banking association (the "Bank"), and may be deemed such at the time of the Consolidation ("Consolidation") of the Bank with Manatee Interim Bank, N.A., a newly chartered national banking association organized by First National Bancshares, Inc. (the "Company") for the sole purpose of effecting the affiliation of the Company and the Bank. Pursuant to the Consolidation, I will acquire two (2) shares of the Common Stock of the Company ("Company Common Stock") in exchange for each share of the Bank stock held by me and elected for such exchange. I agree that I will not make any sale, transfer or other disposition of the Company Common Stock in violation of the Act or the rules and regulations promulgated thereunder by the SEC.

I have been advised that the issuance of the Company Common Stock to me pursuant to the Consolidation has been registered under the Act by the Company by the filing of a Registration Statement with the SEC or is exempt from such registration. I have also been advised that such registration does not apply to any distribution by me of the Company Common Stock received by me in the Consolidation. I also have been advised that, since at the effective time of the Consolidation, I may be deemed to have been an "affiliate" of the Bank, any offering or sale by me of any of the Company Common Stock will, under current law, require either: (i) the further registration under the Act of the Company Common Stock to be sold; (ii) compliance with Rule 145 promulgated under the Act; or (iii) the availability of another exemption from such registration. In addition, I have been advised that any transferee in a private offering or other similar disposition will be subject to the same limitations as those imposed on me.

I represent and warrant to the Company that:

1. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Company Common Stock and to the extent I felt necessary, with my counsel or counsel for the Bank.

2. I have been informed by the Company that the Company Common Stock must be held by me indefinitely unless: (i) any of the Company Common Stock received by me in the Consolidation and to be distributed by me has been registered under the Act other than by the registration by the Company referred to above; (ii) a sale of the Company Common Stock is made in conformity with the volume and other applicable limitations of Rule 144; or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Company Common Stock. I will be required to deliver to the Company evidence of compliance with such requirements in connection with any proposed sale, transfer or other disposition by me which may include, in the case of a distribution under some other exemption from registration, an opinion of counsel satisfactory to counsel for the Company that such exemption is available.

3. I understand that the Company is under no obligation to register the Company Common Stock that I may wish to sell, transfer, or otherwise dispose of or to take any other action necessary in order to make compliance with an exemption from registration available.

4.   If I rely on the exemption from the registration provisions contained in
     Section 4 of the Act (other than that contained in Rule 144 and 145), I will obtain and deliver to the Company a copy of a letter from any prospective transferee which will contain: (a) representations reasonably satisfactory to the Company as to the nondistributive intent, sophistication, ability to bear risk, and access to information of such transfer of the Company Common Stock; and (b) an assumption of the obligations of the undersigned under this Paragraph 4.

5. I also understand that to enforce the foregoing commitments, stop transfer instructions will be given to the Company's transfer agent with respect to the Company Common Stock and that there will be placed on the certificates for the Company Common Stock, or any substitutions therefor, a legend stating in substance:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

Very truly yours,


________________________________

                                  APPENDIX II

                              DISSENTER'S STATUTE

                             12 U.S.C. Section 215

              AND OCC BANKING CIRCULAR 259 (ISSUED MARCH 5, 1992)

            DISSENTERS' RIGHTS {12 U.S.C. SECTION 215(B), (C), (D)}
            -------------------------------------------------------

(b) The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located: Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c)     The value of the shares of any dissenting shareholder shall be
ascertained,    as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) If, within 90 days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.


                                                                        BC - 259
                                                            Date:  March 5, 1992

                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
Comptroller of the Currency
Administrator of National Banks
--------------------------------------------------------------------------------

Type:  Banking Circular Subject:                              Stock Appraisals

--------------------------------------------------------------------------------

To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE
-------

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND
----------

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C.
Section 215a.

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED
-------------------------

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value
------------

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well-established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value
----------------

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value
-------------------

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value," since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION
-----------------

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS
-----------------

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA
----------------

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information in the banking circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS
-----------------

              OCC                           Average Price/
Appraisal  Appraisal   Price                Earnings Ratio
 Date *      Value    Offered   Book Value  of Peer Group
---------  ---------  --------  ----------  --------------
1/1/85        107.05    110.00      178.29        5.3
1/2/85         73.16     NA          66.35        6.8
1/15/85        53.41     60.00       83.95        4.8
1/31/85        22.72     20.00       38.49        5.4
2/1/85         30.63     24.00       34.08        5.7
2/25/85        27.74     27.55       41.62        5.9
4/30/85        25.98     35.00       42.21        4.5
7/30/85     3,153.10  2,640.00    6,063.66         NC
9/1/85         17.23     21.00       21.84        4.7
11/22/85      316.74    338.75      519.89        5.0
11/22/85       30.28     NA          34.42        5.9
12/16/85       66.29     77.00       89.64        5.6
12/27/85       60.85     57.00      119.36        5.3
12/31/85       61.77     NA          73.56        5.9
12/31/85       75.79     40.00       58.74       12.1
1/12/86        19.93     NA          26.37        7.0
3/14/86        59.02    200.00      132.20        3.1
4/21/86        40.44     35.00       43.54        6.4
5/2/86         15.50     16.50       23.69        5.0
7/3/86        405.74     NA         612.82        3.9
7/31/86       297.34    600.00      650.63        4.4

-----------------------------------------------------------

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available                      NC - Not Computed

APPRAISAL RESULTS


              OCC                          Average Price/
Appraisal  Appraisal   Price               Earnings Ratio
 Date *      Value    Offered  Book Value  of Peer Group
---------  ---------  -------  ----------  --------------
8/22/86       103.53   106.67      136.23        NC
12/26/86       16.66    NA          43.57        4.0
12/31/86       53.39    95.58       69.66        7.1
5/1/87        186.42    NA         360.05        5.1
6/11/87        50.46    70.00       92.35        4.5
6/11/87        38.53    55.00       77.75        4.5
7/31/87        13.10    NA          20.04        6.7
8/26/87        55.92    57.52       70.88        NC
8/31/87        19.55    23.75       30.64        5.0
8/31/87        10.98    NA          17.01        4.2
10/6/87        56.48    60.00       73.11        5.6
3/15/88       297.63    NA         414.95        6.1
6/2/88         27.26    NA          28.45        5.4
6/30/88       137.78    NA         215.36        6.0
8/30/88       768.62   677.00    1,090.55       10.7
3/31/89       773.62    NA         557.30        7.9
5/26/89       136.47   180.00      250.42        4.5
5/29/90         9.87    NA          11.04        9.9

-----------------------------------------------------------

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available                      NC - Not Computed







For more information regarding the OCC's stock appraisal process, contact the Officer of the Comptroller of the Currency, Bank Organization and Structure.


/S/ Frank Maguire
----------------------------
Frank Maguire
Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis

                                  APPENDIX III

               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

                        FIRST NATIONAL BANCSHARES, INC.

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         FIRST NATIONAL BANCSHARES, INC


     The following Articles of Incorporation of FIRST NATIONAL BANCSHARES, INC, a Florida corporation (the "Corporation") amend in their entirety and restate those Articles of Incorporation which were originally filed for the Corporation on June 15, 1998. These Amended and Restated Articles permit the shareholders of the Corporation to increase the voting requirement for shareholders over that required by the Florida Business Corporation Act. The Amended and Restated Articles also include provisions related to Business Combinations (as defined therein). These Amended and Restated Articles eliminate information in the Articles which was of historic value and reform the original Articles to take into consideration the changes noted above. These Amended and Restated Articles were adopted by the Board of Directors on July 16, 1998 and by the Sole Shareholder through an action by written consent on July 16, 1998.

     All amendments included herein were adopted pursuant to Section 607.194(4), Florida Statutes, and there is no discrepancy between the Corporation's Articles of Incorporation as theretofore amended other than the inclusion of these amendments and the omission of matters of historical interest.

                                   ARTICLE I
                           NAME AND PRINCIPAL OFFICE
                           -------------------------

     The name of this Corporation shall be FIRST NATIONAL BANCSHARES, INC, whose principal office and mailing address shall be located at 5817 Manatee Avenue West, Bradenton, Florida 34209.

                                   ARTICLE II
                      COMMENCEMENT OF CORPORATE EXISTENCE
                      -----------------------------------

     This Corporation commenced existence on June 15, 1998, and shall exist perpetually unless sooner dissolved according to law.

                                  ARTICLE III
                          PURPOSES AND GENERAL POWERS
                          ---------------------------

     The general purpose of this Corporation shall be the transaction of any and all lawful business. This Corporation shall have all of the powers enumerated in the Florida General Corporation Act, as the same now exists and as hereafter amended, and all such other powers as are permitted by applicable law, including, without limitation to act as a bank holding company and, to the extent permitted under applicable federal and state laws, now or hereafter existing, relating to bank holding companies and their activities.

                                   ARTICLE IV
                                 CAPITAL STOCK
                                 -------------

     1. Number and Class of Shares Authorized; Par Value.

     The capital stock authorized, the par value thereof, and the class of such stock shall be as follows:


                      Number of         Par Value   Class
                     Shares Authorized  Per Share  of Stock
                     -----------------  ---------  --------

                       2,500,000         $0.10     Common


     The consideration for all of the above stock shall be payable in cash or, in lieu of cash, property (tangible and intangible), labor or services (past, present or future), at a just valuation to be fixed by the Board of Directors of the Corporation.

     2. Voting Rights.
        -------------

     The Common Stock shall possess and exercise exclusive voting rights and at all meetings of the shareholders, each record holder of such stock shall be entitled to one vote for each share held. Shareholders holding Common Stock shall have no cumulative voting rights in any election of directors of the Corporation.

     3. No Preemptive Rights.
        --------------------

     No shareholder of the Corporation shall have the right, upon the sale for cash or otherwise, of any new stock of the Corporation or of any stock of the Corporation held by it in its treasury or otherwise, of the same or any other kind, class or series as that which he already holds, to purchase his pro rata or any other share of such stock at the same price at which it is offered to others or any other price.

     4. Relative Rights.
        ---------------

     Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of common stock.

                                   ARTICLE V
                               BOARD OF DIRECTORS
                               ------------------

     The business of the Corporation shall be conducted by a Board of Directors. As of the date of adoption of these Amended and Restated Articles, there are ten (10) members of the Board of Directors. The number of directors may be either increased or diminished from time to time as provided in the bylaws. Directors may be removed with or without cause.

                                   ARTICLE VI
                             DISTRIBUTION OF ASSETS
                             ----------------------

     The Board of Directors of the Corporation may, from time to time, and at its discretion, distribute a portion of the assets of the Corporation to its shareholders out of the capital surplus of the Corporation.

                                  ARTICLE VII
                               PURCHASE OF SHARES
                               ------------------

     The Board of Directors of the Corporation may, from time to time, and at its discretion, cause the Corporation to purchase its own shares to the extent of unreserved and unrestricted capital surplus available for said purchase.

                                  ARTICLE VIII
                                     BYLAWS
                                     ------

     Except as otherwise provided by law, the power to adopt, alter, amend or repeal the bylaws shall be vested in the Board of Directors. The shareholders of the Corporation may adopt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the Florida Business Corporation Act.

                                   ARTICLE IX
                                INDEMNIFICATION
                                ---------------

     In addition to any and all rights and duties under applicable law, the Corporation shall indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys' fees, incurred in connection with any actions taken or failed to be taken by said directors, officers, employees and agents in their capacity as such to the fullest extent possible under law.

                                   ARTICLE X
                             CONFLICTS OF INTEREST
                             ---------------------

     No contract or other transaction between this Corporation and any other corporation, and no act of this Corporation, shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are the directors or officers of, such other corporation. Any director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of this Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof, and any director of this Corporation who is also a director or an officer of such other corporation, or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation which shall authorize any such contract or transaction with like force and effect as if he were not such a director or officer of such other corporation, or not so interested.

                                   ARTICLE XI
                       LIMITED LIABILITY OF SHAREHOLDERS
                       ---------------------------------

     The private property of the shareholders shall not be subject to payment of the Corporation's debts to any extent.

                                  ARTICLE XII
                                   AMENDMENT
                                   ---------

     This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, subject to the consent thereof by the holders of a majority of the Shares entitled to vote thereon and any right conferred upon the shareholders is subject to this reservation.

                                  ARTICLE XIII
                     FAIR PRICE AND SUPER VOTE REQUIREMENT
                     -------------------------------------

A.   Definitions as Used in This Article XIII.
     ----------------------------------------

      (1) "Affiliate" or "Associate" shall have the respective meanings given to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

      (2)   A person shall be a "beneficial owner" of any Voting Stock:

            (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, any shares of Voting Stock; or

            (ii) which such person or any of its Affiliates or Associates has by itself or with others: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

            (iii) which is beneficially owned, directly or directly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

      (3)   "Business Combination" shall include:

            (i) any merger or consolidation of the Corporation or any of its subsidiaries with or into an Interested Shareholder, regardless of which person is the surviving entity;

            (ii) any sale, lease, exchange, mortgage, pledge, or other disposition (in one transaction or a series of transactions) from the Corporation or any of its subsidiaries to an Interested Shareholder, or from an Interested Shareholder to the Corporation or any of its subsidiaries, of assets having an aggregate Fair Market Value of five percent (5%) or more of the Corporation's total stockholders' equity;

            (iii) the issuance, sale or other transfer by the Corporation or any subsidiary thereof of any securities of the Corporation or any subsidiary thereof to an Interested Shareholder (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation);

            (iv) the acquisition by the Corporation or any of its subsidiaries of any securities of an Interested Shareholder;

            (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder;

            (vi) any reclassification or recapitalization of securities of the Corporation if the effect, directly or indirectly, of any transaction is to increase the relative voting power of an Interested Shareholder; or

            (vii) any agreement, contract or other arrangement providing for or resulting in any of the transactions described in this definition of Business Combination.

      (4) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder; any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is approved to succeed a Disinterested Director by the Disinterested Directors; any member of the Board of Directors who is unaffiliated with the Interested Shareholder and is approved by the Disinterested Directors.

      (5)   "Fair Market Value" shall mean:

            (i) in the case of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System (or any successor
                  thereof), the highest sales price or bid quotation,   as the
                  case may be, reported for securities of the same class or series traded on a national securities exchange or in the over-the-counter market during the 30-day period immediately prior to the date in question, or if no such report or quotation is available, the fair market value as determined by the Disinterested Directors; and

           (ii) in the case of other securities and of other property or consideration (other than cash), the Fair Market Value as determined by the Disinterested Directors; provided, however, in the event the prior and authority of the Disinterested ceases and terminates pursuant to Subdivision F of this
                  Article XIII as a result of there being less than five (5) Disinterested Directors at any time, then: (a) for purpose of clause (ii) of the definition of "Business Combination," any sale, lease, exchange, mortgage, pledge or other disposition of assets from the Corporation or any of its subsidiaries to an Interested Shareholder or from an Interested Shareholder to the Corporation or any of its subsidiaries, regardless of the Fair Market Value thereof, shall constitute a Business Combination; and (b) for purposes of Paragraph 1 of Subdivision D of this Article XIII, in determining the amount of consideration received or to be received per share by the Independent Shareholders in a Business Combination, there shall be excluded all consideration other than cash and the Fair Market Value of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System (or any successor thereof) for which there is a reported sales price or bid quotation, as the case may be, during the 30-day period immediately prior to the date in question.

      (6) "Independent Shareholder" shall mean shareholders of the Corporation other than the Interested Shareholder engaged in or proposing the Business Combination.

      (7) "Interested Shareholder" shall mean: (a) any person (other than the Corporation or any of its subsidiaries); and (b) the Affiliates and Associates of such person, who, or which together, are:

            (i) the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding Voting Stock or were within the two-year period immediately prior to the date in question the beneficial owner, directly or indirectly, of 10 percent or more of the then outstanding Voting Stock; or

            (ii) an assignee of or other person who has succeeded
                 to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

            Notwithstanding the foregoing, no Trust Department, or designated fiduciary or other trustee of such Trust Department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the outstanding Voting Stock shall be included or considered as an Interested Shareholder. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be included or considered as an Interested Shareholder.


      (8) A "person" shall mean an individual, partnership, trust, corporation, or other entity and includes two or more of the foregoing acting in concert.

      (9) "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

B.    Supermajority Vote to Effect Business Combination.
      -------------------------------------------------

      No Business Combination shall be effected or consummated unless:

      (1) Authorized and approved by the Disinterested Directors and, if otherwise required by law to authorize or approve the transaction, the approval or authorization of shareholders of the Corporation, by the affirmative vote of the holders of such number of shares as is mandated the Florida Business Corporation Act; or

      (2) Authorized and approved by the affirmative vote of holders of not less than 80 percent of the outstanding Voting Stock voting together as a single class.

      The authorization and approval required by this Subdivision B is in addition to any authorization and approval required by Subdivision C of this Article XIII.

C.    Fair Price Required to Effect Business Combination.

      No Business Combination shall be effected or consummated unless:

      (1) All the conditions and requirements set forth in Subdivision D of this Article XIII have been satisfied; or

      (2)  Authorized and approved by the Disinterested Directors; or

      (3) Authorized and approved by the affirmative vote of holders of not less than 66-2/3 percent of the outstanding Voting Stock held by all Independent Shareholders voting together as a single class.

      Any authorization and approval required by this Subdivision C is in addition to any authorization and approval required by Subdivision B of this Article XIII.

D.    Conditions and Requirements to Fair Price.
      -----------------------------------------

      All the following conditions and requirements must be satisfied in order for clause (1) of Subdivision C of this Article XIII to be applicable.

      (1) The cash and Fair Market Value of the property, securities or other consideration to be received by the Independent Shareholders in the Business Combination per share for each class or series of capital stock of the Corporation must not be less than the sum of:

           (i) the highest per share price (including brokerage commissions, transfer taxes, soliciting dealer's fees and similar payments) paid by the Interested Shareholder in acquiring any shares of such class or series, respectively, and, in the case of Preferred Stock, if greater, the amount of the per share redemption price; and

           (ii) the amount, if any, by which interest on the per share price, calculated at the Treasury Bill Rate from time to time in effect, from the date the Interested Shareholder first became an Interested Shareholder until the Business Combination has been consummated, exceeds the per share amount of cash dividends received by the Independent Shareholders during such period. The "Treasury Bill Rate" means for each calendar quarter, or part thereof, the interest rate of the last auction in the preceding calendar of 91-day United States Treasury Bills expressed as a bond equivalent yield.

           For purposes of this Paragraph (1), per share amounts shall be appropriately adjusted for any recapitalization, reclassification, stock dividend, stock split, reverse split, or other similar transaction. Any Business Combination which does not result in the Independent Shareholders receiving consideration for or in respect of their shares of capital stock of the Corporation shall not be treated as complying with the requirements of this Paragraph (1).

      (2) The form of the consideration to be received by the Independent Shareholders owning the Corporation's shares must be the same as was previously paid by the Interested Shareholder(s) for shares of the same class or series; provided, however, if the Interested Shareholder previously paid for shares of such class or series with different forms of consideration, the form of the consideration to be received by the Independent Shareholders owning shares of such class or series must be in the form as was previously paid by the Interested Shareholder in acquiring the largest number of shares of such class or series previously acquired by the Interested Shareholder, provided, further, in the event no shares of the same class or series had been previously acquired by the Interested Shareholder, the form of consideration must be cash. The provisions of this Paragraph (2) are not intended to diminish the aggregate amount of cash and Fair Market Value of any other consideration that any holder of the Corporation's shares is otherwise entitled to receive upon the liquidation or dissolution of the Corporation, under the terms of any contract with the Corporation or an Interested Shareholder, or otherwise.

      (3) From the date the Interested Shareholder first became an Interested Shareholder until the Business Combination has been consummated, the following requirements must be complied with unless the Disinterested Directors otherwise approve:

           (i) the Interested Shareholder has not received, directly or indirectly, the benefit (except proportionately as a shareholder) of any loan, advance, guaranty, pledge, or other financial assistance, tax credit or deduction, or other benefit from the Corporation or any of its subsidiaries;

           (ii) there shall have been no failure to declare and pay in full, when and as due or scheduled, any dividends required to be paid on any class or series of the Corporation's shares.

          (iii) there shall have been: (a) no reduction in the annual rate of dividends paid on Common Shares of the Corporation (except as necessary to reflect any split of such shares); and (b) an increase in the annual rate of dividends as necessary to reflect reclassification (including a reverse split), recapitalization or any similar transaction which has the effect of reducing the number of outstanding Common Shares; and

           (iv) there shall have been no amendment or other modification to any profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension or other employee benefit plan of the Corporation or any of its subsidiaries, the effect of which is to change in any manner the provisions governing the voting of any shares of capital stock of the Corporation in or covered by such plan.

      (4) A proxy or information statement describing the Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it (or any subsequent provisions replacing that Act and the rules and regulations under it) has been mailed at least 30 days prior to the completion of the Business Combination to the holders of all outstanding Voting Stock. If deemed advisable by the Disinterested Directors, the proxy or information statement shall contain a recommendation by the Disinterested Directors as to the advisability (or inadvisability) of the Business Combination and/or an opinion by an investment banking firm, selected by the Disinterested Directors and retained at the expense of the Corporation, as to the fairness (or unfairness) of the Business Combination to the Independent Shareholders.

E.    Other Applicable Voting Requirement.
      -----------------------------------

      The affirmative votes or approvals required to be received from shareholders of the Corporation under Subdivisions B, C and H of this
      Article XIII are in addition to the vote of the holders of any class of shares of capital stock of the Corporation otherwise required by law, or by other provisions of these Articles of Incorporation, or by the express terms of the shares of such class. The affirmative votes or approvals required to be received from shareholders of the Corporation under Subdivisions B, C and H of this Article XIII shall apply even though no vote or a lesser percentage vote, may be required by law, or by other provisions of these Articles of Incorporation, or otherwise. Any authorization, approval or other action of the Disinterested Directors under this Article XIII is in addition to any required authorization, approval or other action of the Board of Directors.

F.    Disinterested Directors.
      -----------------------

      All actions required or permitted to be taken by the Disinterested Directors shall be taken with or without a meeting by the vote or written consent of two-thirds of the Disinterested Directors, regardless of whether the Disinterested Directors constitute a quorum of the members of the Board of Directors then in office. In the event that the number of Disinterested Directors is at any time less than five (5), all power and authority of the Disinterested Directors under this Article XIII shall thereupon cease and terminate, including, without limitation, the authority of the Disinterested Directors to authorize and approve a Business Combination under Subdivisions B and C of this Article XIII and to approve a successor Disinterested Director. Two-thirds of the Disinterested Directors shall have the power and duty, consistent with their fiduciary obligations, to determine for the purpose of this
      Article XIII, on the basis of information known to them:

      (1)  Whether any person is in Interested Shareholder;

      (2)  Whether any person is an Affiliate or Associate of another;

      (3) Whether any person has an agreement, arrangement, or understanding with another or is acting in concert with another; and

      (4) The Fair Market Value of property, securities or other consideration (other than cash).

      The good faith determination of the Disinterested Directors on such matters shall be binding and conclusive for purposes of this Article XIII.

G.    Effect on Fiduciary Obligations of Interested Shareholders.
      ----------------------------------------------------------

      Nothing contained in this Article XIII shall be construed to relieve any Interested Shareholder from any fiduciary obligations imposed by law.

H.    Repeal.
      ------

      Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage vote may be required by law or other provision of these Articles of Incorporation), the provisions of this Article XIII may not be repealed, amended, supplemented or otherwise modified, unless:

      (1) The Disinterested Directors (or, if there is no Interested Shareholder, a majority vote of the whole Board of Directors of the Corporation) recommend such repeal, amendment, supplement or modification and such repeal, amendment or modification is approved by the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding Voting Stock; or

      (2) Such repeal, amendment, supplement or modification is approved by the affirmative vote of holders of: (a) not less than 80 percent of the outstanding Voting Stock voting together as a single class; and (b) not less than 66-2/3 percent of the outstanding Voting Stock held by all shareholders other than Interested Shareholders voting together as a single class.

I.    Further Considerations to Effect Business Combination.
      -----------------------------------------------------

      No Business Combination shall be effected or consummated unless, in addition to the consideration set forth in Subdivisions B, C, D and E of this Article XIII, the Board of Directors of the Corporation, including the Disinterested Directors, shall consider all of the following factors and any other factors which they deem relevant:

      (1) The social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

      (2) The business and financial conditions and earnings prospects of the Interested Shareholder, including, but not limited to, debt service and other existing or likely financial obligations of the Interested Shareholder, and the possible effect on other elements of the communities in which the Corporation and its subsidiaries operate or are located; and

      (3) The competence, experience and integrity of the Interested Shareholder and his (its) or their management.

                                  ARTICLE XIV
                             HEADINGS AND CAPTIONS
                             ---------------------

      The headings or captions of these various articles are inserted for convenience and none of them shall have any force or effect, and the interpretation of the various articles shall not be influenced by any of said headings or captions.

      IN WITNESS WHEREOF, the undersigned, being the President and Secretary of the Corporation, for the purpose of amending and restating the Articles of Incorporation as heretofore filed for the Corporation under the laws of the State of Florida, hereby make and file these Amended and Restated Articles of Incorporation declaring and certifying that the facts stated herein are true, and hereby subscribe thereto and hereunto sets her hand and seal this _____ day of _________________________, 1998.


(CORPORATE SEAL)
                                            ________________, President



                                            ________________, Secretary

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.850 of the Florida Business Corporation Act provides that corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person: (i) acted in good faith and (ii) the individual believes his conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

     Section 607.850 further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director, officer, employee or agent was a party because the individual was or is a director, officer, employee or agent of the corporation, for reasonable expenses incurred by the director in connection
with the proceeding.   Section 607.850 also provides that a corporation may
purchase and maintain insurance on behalf of the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employer or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprises, against liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee, or agent.

     Registrant maintains a directors' and officers' liability insurance policy, including bank reimbursement, for the purpose of providing indemnification to its directors and officers in the event of such a threatened, pending or completed action.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS

     The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 provided by Item 601 of Regulation S-K.

Exhibit Number                            Description

    (1)         Not Applicable

    (2) The Consolidation Agreement by and between Manatee Interim Bank, N.A. and First National Bank of Manatee and joined in by First National Bancshares, Inc. is attached as Exhibit A to the Prospectus/Proxy Statement forming a part of this Registration Statement.

    (3)         Articles of Incorporation and Bylaws.

               A. A copy of the Amended and Restated Articles of Incorporation of the Registrant is included as Exhibit 3.A to the Registration Statement.

               B.    A copy of the Bylaws of the Registrant is included as
                     Exhibit 3.B to this Registration Statement.

    (4) Instruments defining the rights of security holders, including indentures.

               A. Instruments defining the rights of security holders are included in the Articles of Incorporation and Bylaws (see Exhibit 3.A. and B).

    (5) Opinion of Werner & Blank Co., L.P.A., regarding First National Bancshares, Inc. Common Stock, and Consent

    (6)        Not Applicable.

    (7)        Not Applicable.

    (8) Opinion of Werner & Blank Co., L.P.A., regarding certain tax matters, and Consent.

    (9)        Not Applicable.

    (10)       None

    (11)       Not Applicable.

    (12)       Not Applicable.

    (13)       Not Applicable.

    (14)       Not Applicable.

    (15)       Not Applicable.

    (16)       Not Applicable.

    (21)       None.

    (22)       None

    (23)       Consents of Experts and Counsel.


               A.    Consent of Werner & Blank Co., L.P.A.
                     (the consent is contained in that firm's opinions filed as Exhibits (5) and (8)).

    (24)       Power of Attorney

    (25)       Not Applicable.

    (26)       Not Applicable.

    (27)       Not Applicable.

    (28)       Not Applicable.

    (29)       Not Applicable.

    (99)       Additional Exhibits.

               A.    Form of President's Letter to
                     Shareholders of First National Bank of Manatee.

               B.    Form of Notice of Special Meeting of
                     Shareholders of First National Bank of Manatee.

               C.    Form of Proxy to be delivered to
                     Shareholders of First National Bank of Manatee.

ITEM 22.  UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes as follows:

   (a)      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i)   To include any prospectus required by
                       Section 10(a)(3) of the Securities Act of 1933;

                 (ii)  To reflect in the Prospectus any
                       facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii)  To include any material information
                       with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information set forth in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the Effective Date of this Registration Statement through the date of responding to the request.

C. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, this 30th day of July, 1998.


                                     First National Bancshares, Inc.


                                     /s/ Francis I. duPont, III
                                     ------------------------------------------
                                     Francis I. duPont, III, President and
                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 30th day of July, 1998.



Signature                            Title
---------                            -----





/s/ Francis I. duPont, III
----------------------------
Francis I. duPont, III               President and Chief Executive Officer
                                     and Director (Principal Executive Officer)


/s/ Glen W. Fausset
----------------------------
Glen W. Fausset                      Secretary/Treasurer and Director
                                     (Principal Accounting Officer)

/s/ Beverly Beall
----------------------------
Beverly Beall                        Director


/s/ Robert G. Blalock
----------------------------
Robert G. Blalock                    Director


/s/ Allen J. Butler
----------------------------
Allen J. Butler                      Director


/s/ Rosemary C. Carlson
----------------------------
Rosemary C. Carlson                  Director


/s/ Stephen J. Korcheck
----------------------------
Stephen J. Korcheck, Ph. D.          Director

Signature                            Title
----------                           -----


/s/ William J. Thompson
----------------------------
William J. Thompson                  Director


/s/ Raymond A. Weigel, III
----------------------------
Raymond A. Weigel, III               Director


/s/ Dan C. Zoller
----------------------------
Dan C. Zoller                        Director

                                 EXHIBIT INDEX

Exhibit No.

3.A      A copy of the Registrant's Articles of Incorporation


3.B      A copy of the Registrant's Bylaws


5.0      Opinion of Werner & Blank Co., L.P.A. regarding
         First National Bancshares, Inc., Common Stock and Consent

8.0 Opinion of Werner & Blank Co., L.P.A., Attorneys, regarding certain Tax Matters and Consent

23.0     Contained in Opinions at 5.0 and 8.0.

24.0     Power of Attorney

99.A Form of President's Letter to Shareholders of First National Bank of Manatee

99.B     Form of Notice of Special Meeting of Shareholders of
         First National Bank of Manatee

99.C Form of Proxy to be delivered to Shareholders of First National Bank of Manatee